Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

ASSET PURCHASE AGREEMENT

by and among

ELUTIA INC.,

as Seller,

and

Berkeley Biologics LLC,

as Purchaser

Dated as of September 17, 2023

TABLE OF CONTENTS

Page

Article I DEFINITIONS; INTERPRETATION		1

1.1	Defined Terms	1
1.2	Other Definitions	14

Article II SALE AND PURCHASE		15

2.1	Sale and Purchase of Assets	15
2.2	Excluded Assets	17
2.3	Assumed Liabilities	19
2.4	Excluded Liabilities	19
2.5	Risk of Loss	20
2.6	Purchase Price	20
2.7	Allocation of Purchase Price	21
2.8	Withholding	21
2.9	Closing	21
2.10	Closing Deliveries	22
2.11	Purchase Price Adjustments	22
2.12	Earnout Payments	25

Article III REPRESENTATIONS AND WARRANTIES OF SELLER		27

3.1	Organization and Qualification	27
3.2	Authorization	27
3.3	Consents and Approvals; No Violations	27
3.4	Financial Statements	28
3.5	Undisclosed Liabilities	29
3.6	Absence of Certain Changes or Events	29
3.7	Litigation	30
3.8	Compliance with Laws	30
3.9	Permits	30
3.10	Employee Benefit Plans	31
3.11	Employees; Labor Matters	32
3.12	Environmental Matters	35
3.13	Taxes	36
3.14	Material Contracts	38
3.15	Inventory	41
3.16	Intellectual Property	41
3.17	Brokers	43
3.18	Sufficiency of Assets; Title to Assets	44
3.19	Product Registrations; Regulatory Compliance	44
3.20	Healthcare Law Matters	47

i

3.21	Data Protection and IT Systems	49
3.22	Product Warranty	50
3.23	Suppliers and Customers	50
3.24	Insurance	51
3.25	Real Property	51
3.26	SEC Filings	52
3.27	Solvency	52
3.28	Trade Control	53
3.29	Books and Records	53
3.30	Full Disclosure	53
3.31	No Other Representations or Warranties	53

Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		54

4.1	Organization and Qualification	54
4.2	Authorization	54
4.3	Consents and Approvals; No Violations	54
4.4	Sufficiency of Funds	55
4.5	Litigation	55
4.6	Brokers	55
4.7	Inspections; Limitation of Seller’s Warranties	56
4.8	No Other Representations or Warranties	56

Article V ADDITIONAL AGREEMENTS		57

5.1	Access to Books and Records	57
5.2	Confidentiality	60
5.3	Regulatory and Other Authorizations	61
5.4	Conduct of Business	61
5.5	Limitation on Assignment of Transferred Assets; Third-Party Consents	63
5.6	Public Announcements	64
5.7	Insurance	64
5.8	Litigation Matters	64
5.9	Recordation of Transfer of Certain Transferred Assets	65
5.10	Non-Solicitation; Non-Hire; Non-Competition	65
5.11	Intellectual Property Matters	66
5.12	Misallocated Assets	67
5.13	Payments	68
5.14	Notification of Certain Matters; Supplements to Schedules	68
5.15	Contact with Customers, Suppliers and Other Business Relations	69
5.16	Data Protection	69
5.17	Transition Services	69
5.18	Transfer of the Transferred Registrations	70
5.19	Exclusivity	71
5.20	Debt Financing Cooperation	72

Article VI EMPLOYEE MATTERS COVENANTS		73

6.1	Transferred Employees	73
6.2	Compensation and Benefits	74
6.3	Unpaid Compensation and Unused Vacation, Sick Leave and Personal Time	75
6.4	Workers’ Compensation	75
6.5	No Third-Party Beneficiaries	76

Article VII TAX MATTERS		76

7.1	Property Taxes	76
7.2	Cooperation and Exchange of Information	76
7.3	Tax Treatment	77
7.4	Transfer Taxes	77
7.5	Tax Clearance Certificates	77

Article VIII CONDITIONS TO OBLIGATIONS TO CLOSE		77

8.1	Conditions to Obligation of Each Party to Close	77
8.2	Conditions to Purchaser’s Obligation to Close	78
8.3	Conditions to Seller’s Obligation to Close	79

Article IX TERMINATION		80

9.1	Termination	80
9.2	Effect of Termination	81

Article X SURVIVAL; INDEMNIFICATION		81

10.1	Survival	81
10.2	Indemnification of Seller Indemnified Parties	81
10.3	Indemnification of Purchaser Indemnified Parties	82
10.4	Limitations on Indemnification	83
10.5	Right of Offset	84
10.6	Claim Procedures	84
10.7	Release of Holdback Amount	85
10.8	Additional Terms	86
10.9	Tax Treatment of Indemnification Payments	86

Article XI GENERAL PROVISIONS		86

11.1	Interpretation; Absence of Presumption	86
11.2	Headings; Definitions	87
11.3	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	87
11.4	Entire Agreement	88
11.5	No Third-Party Beneficiaries	88
11.6	Expenses	88
11.7	Notices	89

11.8	Binding Effect; Successors and Assigns	90
11.9	Amendments and Waivers	90
11.10	Severability	90
11.11	Specific Performance; Remedies	90
11.12	[Intentionally Omitted]	91
11.13	Bulk Sale Laws	91
11.14	Further Assurances	91
11.15	Counterparts	91
11.16	Preparation of Agreement	92
11.17	Exhibits and Schedules	92
11.18	Guarantee	93

Exhibits
Exhibit A:	Accounting Principles
Exhibit B:	Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit C:	Form of Manufacturing Agreement
Exhibit D:	Transition Services and Pricing

Schedules
Schedule 1.1(a)	Excluded Contractors
Schedule 1.1(b)	Business Employees
Schedule 1.1(c)	Excluded Employees
Schedule 1.1(e)	Knowledge of Purchaser
Schedule 1.1(f)	Knowledge of Seller
Schedule 1.1(g)	Products
Schedule 1.1(h)	Excluded Assets Used in the Business
Schedule 1.1(i)	Transferred Registrations
Schedule 2.1(a)	Transferred Intellectual Property
Schedule 2.1(b)	Transferred Contracts
Schedule 2.2(p)	Excluded Assets
Schedule 2.3(d)	Assumed PTO
Schedule 2.4(j)	Excluded Liabilities
Schedule 5.10(b)	Restricted Retained Employees
Schedule 8.2(l)	Third Party Consents
Schedule 8.2(n)	Liens to be Released
Schedule 10.3(j)	Special Indemnity Matters

Seller Disclosure Schedule

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 17, 2023 (this “Agreement”), is by and among Elutia Inc., a Delaware corporation (“Seller”), and Berkeley Biologics LLC, a Delaware limited liability company (“Purchaser”) (each of Seller and Purchaser, a “Party”, and collectively, the “Parties”), and solely for purposes of Section 11.18, GNI Group Ltd., a Japanese corporation (“Guarantor”).

RECITALS

WHEREAS, Seller is engaged in, among other things, the Business (as hereinafter defined);

WHEREAS, Seller wishes to sell, transfer and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, the Business through the purchase from Seller of all of the Transferred Assets and the assumption from Seller of all of the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has all of the necessary available financing to consummate the transactions contemplated herein; and

WHEREAS, Seller and Purchaser have each received all necessary consents and authorizations to enter into this Agreement and to consummate the transactions contemplated herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS; INTERPRETATION

1.1            Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean those accounting principles, practices, procedures, policies and methods set forth on Exhibit A.

“Action” shall mean any charge, action, audit, suit, arbitration, litigation, investigation, claim, demand or other proceeding.

“Actual Fraud” shall mean a knowing or intentional misrepresentation that constitutes common law fraud under the laws of the State of Delaware.

“Adjustment Amount” shall mean an amount (which may be positive or negative) equal to (a) the Purchase Price as finally determined pursuant to Section 2.11, minus (b) the Estimated Purchase Price.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such first Person. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Ancillary Agreements” shall mean, collectively, the Assignment and Assumption Agreement and Bill of Sale, the Transition Services Agreement, and the Manufacturing Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the transactions contemplated hereby.

“Antitrust Law” shall mean all applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Hart-Scott-Rodino Act and the Federal Trade Commission Act of 1914.

“Assignment and Assumption Agreement and Bill of Sale” shall mean the Assignment and Assumption Agreement and Bill of Sale for the Transferred Assets and the Assumed Liabilities, by and between Seller, on the one hand, and Purchaser, on the other hand, in substantially the form attached hereto as Exhibit B.

“Base Purchase Price” shall mean $15,000,000, minus the Holdback Amount.

“Benefit Plan” shall mean each employee compensation and/or benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, retirement, vacation, stock purchase, stock option, severance, retention, employment, change of control or fringe benefit plan, program or agreement, other than a Multiemployer Plan or a plan, scheme, program or arrangement sponsored or administered by a Governmental Entity or required to be maintained by applicable Law, in each case that is sponsored, maintained, contributed or entered into by Seller for the benefit of the Business Employees, or under which Seller has or may have any Liabilities (including indirect or contingent Liabilities on account of an ERISA Affiliate) with respect to Business Employees.

“Business” shall mean the business of (a) researching, developing, administering, insuring, operating, commercializing, manufacturing, distributing, selling and marketing the Products, and (b) contract manufacturing of particulate bone, precision milled bone, cellular bone matrix, acellular dermis, soft tissue and other products; provided, however, that, when used in reference to Seller, the “Business” shall mean such business as is conducted by Seller at any time prior to Closing;

provided further that the “Business does not include the business of contract manufacturing of acellular dermis products for use in the field of breast reconstruction.

“Business Contractor” shall mean any individual natural Person independent contractor or agency worker of Seller, in each case, who provides services to the Seller or its Affiliates as of the Closing Date that are Related to the Business, provided that Business Contractors shall not include any independent contractor listed on Schedule 1.1(a) to this Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tokyo, Japan are required or authorized by Law to be closed.

“Business Employee” shall mean (a) an employee of Seller who Purchaser and Seller have determined in good faith is primarily dedicated to the Business as of the Closing Date and (b) each employee identified by name or employee number on Schedule 1.1(b) to this Agreement, including, in each case, each individual on long- or short-term disability, vacation, leave for workers’ compensation or any other leave of absence; provided, that the Business Employees shall not include any employee who is listed on Schedule 1.1(c) to this Agreement. Schedule 1.1(b) to this Agreement may be updated by Seller with the written consent of Purchaser at any time prior to the Closing (i) to include any additional employees who Purchaser and Seller have mutually agreed should be included as “Business Employees” and (ii) to reflect new hires, terminations or other personnel changes occurring during the period from the date of this Agreement until immediately prior to the Closing.

“Business IP” shall mean all Intellectual Property that (i) Seller owns, purports to own, uses, licenses or holds that is Related to the Business or (ii) is otherwise a Transferred Asset. For clarity, Business IP includes both Owned Business IP and Licensed Business IP. For the avoidance of doubt, Business IP includes Contracts with vendors or customers entered into in the ordinary course of business on the Company’s standard form of customer or vendor agreement.

“Business IP Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other written Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Business IP and to which Seller is a party, beneficiary or otherwise bound, or to which any Transferred Assets are otherwise subject, excluding Contracts for commercially available or open source “off the shelf” or hosted software or technology products providing for an aggregate purchase price (or license fee over the term of the license) of less than $10,000.

“Business IP Registrations” shall mean all Business IP that is subject to any currently active issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Calculation Time” shall mean 11:59 p.m. (Eastern time) on the day prior to the Closing.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“CCA” shall mean the Consolidation Appropriations Act, 2021 (Pub. L. 116-260).

“CERCLA” means U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, including as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Business Employee” shall mean each Business Employee of Seller as of immediately prior to the Closing; provided, that, for the avoidance of doubt, any employee listed on Schedule 1.1(b) to this Agreement who is no longer employed by Seller as of immediately prior to the Closing shall not constitute a Closing Business Employee.

“Closing Net Working Capital Adjustment Amount” shall mean an amount (which can be positive or negative) equal to the amount, if any, by which the Closing Working Capital Amount exceeds the Target Net Working Capital.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of April 11, 2023, by and between Seller and GNI USA, Inc.

“Contract” shall mean any legally binding agreement, contract, license, lease, obligation, understanding or instrument or other legally binding commitment or undertaking of any nature other than a Benefit Plan.

“Data Protection Laws” shall mean any applicable Laws relating to the Processing of data, data privacy, data protection or data security.

“Data Protection Requirements” shall mean all applicable: (a) Data Protection Laws, (b) Seller’s internal and publicly posted privacy policies; and (c) terms of any agreements to which Seller is bound relating to Seller’s Processing of Personal Data.

“Data Room” shall mean the electronic data room entitled “Project Hugo”, hosted by Donnelley Financial Solutions.

“DGCL” shall mean the Delaware General Corporation Law, as amended from time to time.

“Earn-Out Amount” shall mean up to $20,000,000, available to be earned pursuant to the terms of Section 2.12 of this Agreement.

“Earn-Out Period” shall mean each of the five consecutive yearly periods, each of which is twelve consecutive calendar months in length, that commence on the first day of the first full calendar month following the Closing Date and shall continue for a period of five years from the Closing Date.

“Earn-Out Revenue” shall mean actual revenue in accordance with Accounting Principles that is derived from sales of those certain Products expressly listed on Schedule 1.1(g) to this Agreement as “Earn-Out Products” (the “Earn-Out Products”), and all improvements, modifications, derivatives and enhancements related thereto. For clarity, (i) such actual revenue shall be based upon amounts actually recognized by Purchaser after Closing, net of discounts, returns and allowances, and (ii) under no circumstances shall Earn-Out Revenue include any revenue attributable to or derived from Purchaser’s or its Affiliates’ other lines of business or assets, or any improvements, modifications, derivatives or enhancements related thereto.

“Employee Representative Body” shall mean any union, works council, employee forum or other body recognized by either Party, including any Person representing a majority of the employees at any workplace of either Party and appointed in accordance with applicable Laws, for any information, consultation or collective bargaining purposes.

“Environmental Claim” means any Action, Order, lien, fine, penalty, or any settlement or judgment arising therefrom, by or from any Person alleging Liability of any kind (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of or resulting from, (a) the presence, Release of, or exposure to, any Hazardous Substances, or (b) any non-compliance with any Environmental Law or term or condition of any Permit relating to any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, human and worker health or safety, natural resources or endangered or threatened species, including Laws relating to the Release, manufacture, processing, distribution, use, treatment, disposal, recycling, reuse, reclamation, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, labeling, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice otherwise regarding any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit issued by or on behalf of a Governmental Entity.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law by a Governmental Entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Net Working Capital Adjustment Amount” shall mean an amount (which can be positive or negative) equal to the amount, if any, by which the Estimated Closing Net Working Capital Amount exceeds the Target Net Working Capital.

“Estimated Purchase Price” shall mean an amount equal to the (a) the Base Purchase Price, plus (b) the Estimated Closing Net Working Capital Adjustment Amount.

“Excluded Contract” shall mean each of the Contracts of Seller other than the Transferred Contracts.

“FDA” shall mean the U.S. Food and Drug Administration or any successor thereto.

“FDA Permits” shall mean Permits required by the FDA for the conduct of the Business as currently conducted and continuing until the Closing Date, including registrations under sections 351 or 361 of the Public Health Service Act, pre-market notifications under section 510(k) of the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) (“510(k)s”), as well as all supplements and amendments that may be filed with respect to the foregoing.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Government Consents” means any consents required to be obtained from any Governmental Entity in order to consummate the Transactions, including the expiration or termination of any applicable waiting period under the HSR Act or approval or clearance under any other Antitrust Law.

“Government Shutdown” shall mean any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole.

“Governmental Entity” shall mean any multinational, national, federal, territorial, state or local, whether foreign or domestic, governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” shall mean any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or manmade, that: (a) because of its toxicity, concentration, or quantity, has characteristics that are hazardous or toxic to human health, the environment, or natural resources; (b) is subject to regulation, investigation, control, or remediation under any Environmental Law; or (c) is defined as hazardous, acutely hazardous, toxic, a pollutant, a contaminant, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, dangerous, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, any petroleum or petroleum-derived products; radon, radioactive materials, byproducts, or wastes; asbestos in any form; lead or lead-containing materials; urea formaldehyde foam insulation; polychlorinated biphenyls; organohalogenated flame-retardant chemicals, including without limitation per- and polyfluoroalkyl substances, perfluorooctanic acid, and perfluorooctane sulfonate; and foundry sand.

“Healthcare Laws” shall mean (a) the Federal Food, Drug, and Cosmetic Act, (21 U.S.C. § 301 et seq.), (b) the Public Health Service Act (42 U.S.C. § 201 et seq.), (c) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (d) the federal Civil False Claims Act (31 U.S.C. § 3729 et seq.), (e) the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), (f) the Exclusion Laws (42 U.S.C. § 1320a-7), (g) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (h) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), (i) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (j) the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated thereunder, (k) the Occupational Safety and Health Act and all regulations promulgated thereunder, (l) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (m) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (n) applicable state anti-kickback, fee-splitting and patient brokering laws, and (o) any other similar state, local, federal or foreign Law, or other Law relating to participation in Healthcare Programs, the practice of medicine and other licensed professions, the sale, supply, manufacture, administering, and dispensing of medical devices, medical documentation and record retention, unprofessional conduct, the billing for items and services by providers and suppliers, medical necessity, informed consent, and the marketing and advertising of healthcare items and services, each as amended from time to time.

“Healthcare Professional” shall mean any Person (e.g., hospital or hospital purchase manager, physician, medical practice group or medical practice group manager, group purchasing organization or third-party payor) that purchases, leases, recommends, uses, prescribes or arranges for the purchase or lease of Products or related services from Seller.

“Holdback Amount” shall mean $1,500,000.00.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication, (a) the principal of and accrued and unpaid interest and other obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable for; (b) all liabilities of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities that are, in each case, reflected as liabilities in the Closing Net Working Capital); (c) all liabilities in respect of letters of credit, bank guarantees and similar transactions; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) all obligations of the type referred to in clauses (a) through (d) of any Person the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor or surety; and (f) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to the foregoing clauses (a) through (e).

“Independent Auditor” shall mean an accounting firm of international repute mutually acceptable to Purchaser and Seller, or if the Parties cannot mutually agree on an Independent Auditor within ten (10) Business Days, an accounting firm of international repute mutually selected by (a) an accounting firm of national repute selected by Purchaser and (b) an accounting firm of national repute selected by Seller.

“Intellectual Property” shall mean: (a) issued patents and applications therefor (whether provisional or non-provisional), together with any reissues, divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals, reexaminations and restorations thereof and other Government Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (collectively, “Patents”); (b) Marks, including all goodwill associated therewith and renewals thereof; (c) copyrights and works of authorship, whether or not registered or published, and registrations and applications for registration therefor and renewals thereof (“Copyrights”); (d) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential proprietary information and all rights therein (“Trade Secrets”); (e) in respect of each Mark that is an internet domain name, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (g) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge of Purchaser” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(e) to this Agreement, together with the knowledge that such individuals would have after due inquiry.

“Knowledge of Seller” shall mean the actual knowledge of the individuals set forth on set forth on Schedule 1.1(f) to this Agreement, together with the knowledge that such individuals would have after due inquiry.

“Law” shall mean any federal, national, state, or local, whether foreign or domestic, law, statute, regulation, constitution, treaty, convention, executive order, ordinance, rule, judgment, order or decree, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity.

“Liabilities” shall mean liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liens” shall mean all mortgages, liens, pledges, charges, claims, conditions, licenses, security interests, options, call rights, equitable interests, easements, encroachments, rights of first refusal, right of first offer, recapture rights, or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“LOI” shall mean that certain Letter of Intent, dated as of September 5, 2023, by and between Seller and GNI Group, LTD.

“Losses” shall mean all losses, damages, Taxes, costs, interest, charges, expenses (including reasonable and out-of-pocket attorneys’ fees and the reasonable cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing insurance providers), obligations, Liabilities, settlement payments, awards, judgments, fines and penalties.

“Manufacturing Agreement” shall mean the Manufacturing Agreement between Purchaser, on the one hand, and Seller, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Manufacturing Registrations” shall mean all Permits granted to, or held by, Seller for the manufacturing facilities and related manufacturing activities that are related to the Products (including any such pending Permits).

“Marks” shall mean trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all common law rights, registrations, applications for registration thereof and social media handles associated therewith, together with any extensions and renewals thereof and all goodwill associated therewith.

“Material Adverse Effect” shall mean any event, fact, development, change or effect (each an “Effect” and collectively, the “Effects”) that has had, or would reasonably be expected to have, a material adverse effect on (x) the assets, condition (financial or otherwise) or results of operation of the Business, taken as a whole or (y) the ability of Seller or any Affiliate of Seller to consummate the Transactions on a timely basis; provided, however, that for purposes of clause (x) none of the following shall be a “Material Adverse Effect”: (a) Effects in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, or financial market conditions; (b) Effects that generally affect the industry or markets in which the Business operates (but expressly excluding legal and regulatory changes); (c) Effects in global or national political or social conditions, including the outbreak or escalation of war or acts of terrorism; (d) Effects relating to earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods, forest fires, and other natural disasters, weather conditions and other force majeure events; (e) Effects relating to changes (or proposed changes) in GAAP; (f) any failure of the Business to meet any internal or other projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is or has been a Material Adverse Effect); (g) Effects, including impacts on relationships with customers, partners, suppliers, employees, contractors, labor organizations, Governmental Entities or other business relations, in each case, directly attributable to the identity of the Purchaser or any of its Affiliates; (h) any Government Shutdown; (i) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or counties from, or suspension or termination of its or their membership in, any such political or economic union (including, for the avoidance of doubt, “Brexit”); (j) Effects arising out of (i) any action required to be taken by this Agreement, or taken by any Party or any of its Affiliates with the prior written consent or at the written request of the other Party, or taken in violation of this Agreement by Purchaser or any of its Affiliates with respect to the Sale or the other Transactions or (ii) any failure to act to the extent the taking of such action would be expressly prohibited by this Agreement; or (k) the existence, occurrence or continuation of Effects caused by COVID-19 or any other epidemic, pandemic or public health emergency; unless in the case of each of clauses (a), (b), (c), (d), (e) and/or (m), any such Effect has a disproportionate adverse effect on the Business, taken as a whole, relative to the adverse effect such Effect has on other businesses in the industry or markets in which the Business operates.

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Working Capital” has the meaning set forth on Exhibit A.

“Order” shall mean any order, judgment, writ, injunction, stipulation, award, decree, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Document” shall mean any of the following, as applicable: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, side letter or binding interpretation of any of the foregoing.

“Permits” shall mean all licenses, permits, certifications, certificates, accreditations, approvals, clearances, exemptions of, franchises, approvals, registrations, listings, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being timely contested by appropriate proceedings and for which adequate reserves have been reflected on the Financial Statements in accordance with GAAP; (b) statutory Liens of landlords, lessors or renters for amounts not yet due or payable, or that are being contested in good faith and for which adequate reserves have been reflected on the Financial Statements in accordance with GAAP; (c) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by applicable Law and in the ordinary course of business; and (d) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions that do not materially affect the use of real estate as used by the Business; (e) Liens approved or granted to any Person by Purchaser or any of its Affiliates at or after the Closing and (f) non-exclusive licenses to the Seller’s Intellectual Property entered into in the ordinary course of the Business with customers on the Seller’s standard form of customer agreement.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” has the same meaning as the term “personal data,” “personal information” or the equivalent under applicable Data Protection Laws.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning immediately after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period through the end of the Closing Date.

“Process,” “Processing” or “Processed” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination or combination of such data.

“Products” shall mean the products listed on Schedule 1.1(g) to this Agreement.

“Product Inventory” shall mean, as of the applicable determination time, (a) all of the Products that are in a finally packaged form for distribution to end users with all legally required warnings, labeling and packaging, (b) all starting human biological and other raw materials from which the Products are produced, and (c) all work-in-progress materials Related to the Business, in the case of each of clause (a), (b) or (c), that is owned by Seller or any of its Affiliates, whether or not in the possession of Seller or its Affiliates.

“Product Registrations” shall mean all Permits granted to, or otherwise held by, Seller to market the Products anywhere in the world (including other national or regional marketing authorizations or CE marks to market the Products and any such pending Permits). For avoidance of doubt, “Product Registrations” (a) includes all FDA Permits and (b) does not include pricing or reimbursement-related approvals.

“Property Taxes” shall mean all real property Taxes, personal property Taxes, ad valorem Taxes, franchise fees and Taxes that are imposed on a periodic basis (as opposed to a net income basis) attributable to the Transferred Assets.

“Purchase Price” shall mean (a) the Base Purchase Price, plus (b) the Closing Net Working Capital Adjustment Amount, plus (c) the Earn-Out Amount (d) plus the Holdback Amount.

“Purchaser Specified Representations” shall mean the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 4.3 (Consents and Approvals; No Violations) and Section 4.6 (Brokers).

“Real Property” means Owned Real Property and Leased Real Property.

“Related to the Business” shall mean directly or indirectly relating to, held for use with, or used in connection with the Business, except as set forth on Schedule 1.1(h) to this Agreement. For clarity, except as set forth on Schedule 1.1(h), if any asset relates to, is held for use with, or used in both the Business and in Seller’s or its Affiliates’ other lines of business, such asset shall be Related to the Business.

“Release” shall mean (when such term is used in connection with the term Hazardous Substance) any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives.

“Restricted Business” shall mean [***]; provided, that “Restricted Business” does not include acellular dermis products for use in the field of breast reconstruction.

“Richmond Facility” means that certain facility located at 880 Harbour Way South, Ste 100, Richmond, CA 94804 leased pursuant to the Richmond Lease.

“Richmond Lease” means that certain Office Lease, dated as of November 4, 2015, by and between A&F Properties, LLC, a California limited liability company (as successor-in-interest to Tissue Banks International, Inc., a Maryland non-stock corporation), and Seller, as amended by that certain First Amendment to Office Lease, dated as of September 9, 2016, and that certain Second Amendment to Office Lease, dated as of April 11, 2019, and as extended by that certain Notice of Extension delivered by Seller on March 3, 2020.

“Seller Marks” shall mean (a) “Aziyo”, “Elutia” and any associated logos and any variations or other derivatives thereof, and (b) any and all Marks owned by Seller or any of its Affiliates (but excluding the Transferred Trademarks); and, in each case of the foregoing clauses (a) and (b), whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, adaptations, and other derivations and combinations thereof, and any Marks confusingly similar thereto or embodying any of the foregoing either alone or in combination with other words or elements, and all common law rights, registrations, applications for registration thereof and social media handles associated therewith, together with any extensions and renewals thereof, and together with the goodwill associated with any of the foregoing.

“Seller SEC Document” shall mean each report, schedule, form, statement, prospectus, registration statement or other document filed with or furnished to the U.S. Securities and Exchange Commission by Seller during the period beginning on January 1, 2022 and ending as of the date hereof.

“Seller Specified Representations” shall mean the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization), Section 3.3 (Consents and Approvals; No Violations), Section 3.6(a)(ii) (Material Adverse Effect), Section 3.13 (Taxes), Section 3.17 (Brokers), and Section 3.18 (Sufficiency of Assets; Title to Assets).

“Straddle Period” shall mean any taxable period that begins prior to the Closing Date and ends on or after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, (a) of which such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) of which such first Person is the general partner or managing member or (c) the business and policies of which such first Person has the power to direct or control.

“Target Net Working Capital Amount” shall mean $3,900,000.00.

“Tax” shall mean (a) any and all U.S. federal, state, local or foreign taxes, charges, duties, fees, levies or other assessments or Liabilities, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, unemployment, disability, share, capital, estimated, excise, severance, healthcare, escheat or unclaimed property (in each case whether or not treated as a tax under local Law), stamp, occupation, premium, real or personal property, natural resources, environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity, in each case whether disputed or not and (b) any Liability for amounts described in clause (a) above imposed as a result of being a member of an affiliated, consolidated, combined or unitary group, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), and (c) any and all Liability for amounts described in clause (a) or (b) of any Person payable as a transferee or successor, pursuant to a Tax Sharing Agreement, or otherwise pursuant to applicable Law.

“Tax Authority” shall mean any Governmental Entity responsible for the administration or the imposition of any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any attachment thereto (and any related or supporting schedules, statements or information), and any amendment thereof.

“Tax Sharing Agreement” means an agreement, whether written or oral, a principal purpose of which is the sharing or allocation of or indemnification for Taxes.

“Transactions” shall mean the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Tax” shall mean any transfer, documentary, stamp, real property transfer or other similar Tax imposed on or payable in connection with the transactions contemplated pursuant to this Agreement and/or any of the Ancillary Agreements.

“Transferred Registrations” shall mean (a) all Product Registrations, pending or issued, for the Products (which shall include all FDA Permits required for the conduct of the Business as currently conducted , and other U.S. and non-U.S. regulatory approvals and licenses for, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining the approval for, and sale of, the Products), all of which registrations and/or applications are set forth on Schedule 1.1(i)(i) to this Agreement, and (b) all Manufacturing Registrations, all of which are set forth on Schedule 1.1(i)(ii).

“Transition Services Agreement” shall mean the Transition Services Agreement between Purchaser, on the one hand, and Seller, on the other hand, to be entered into at the Closing pursuant to Section 5.17 providing for the services set forth on Exhibit D.

“Treasury Regulations” shall mean the regulations under the Code promulgated by the United States Treasury Department.

“U.S.” and “United States” means the United States of America.

“Willful Breach” shall mean a material and intentional breach of this Agreement that is the direct consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

1.2            Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Agreement	Preamble
Applicable Territory	Section 5.18(a)
Assumed Liabilities	Section 2.3
Bankruptcy and Equity Exceptions	Section 3.2
Books and Records	Section 2.1(d)
Business Confidential Information	Section 5.2(b)
Business Permits	Section 3.9
Business Registered IP	Section 3.16(c)
Closing	Section 2.9
Closing Date	Section 2.9
Closing Net Working Capital	Section 2.11(b)
Commingled Books and Records	Section 5.1(c)
Commingled Employee Records	Section 5.1(d)
Corporate Policies	Section 5.7
Country Transfer Plan	Section 5.18(a)
Cut-Over Period	Section 5.11(a)
Deficit Amount	Section 2.11(e)(ii)
Designated Affiliate	Section 5.18(a)(i)(B)
Determination Date	Section 2.11(d)
Estimated Closing Net Working Capital	Section 2.11(a)
Estimated Closing Statement	Section 2.11(a)
Excess Amount	Section 2.11(e)(i)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Excluded Prepaid Expenses	Section 2.1(i)
Final Allocation	Section 2.7
Final Closing Statement	Section 2.11(b)
Financial Statements	Section 3.4(a)
Intercompany Business Arrangements	Section 5.13(c)
IT Systems	Section 3.21(b)
Material Contracts	Section 3.14(a)

New Plans	Section 6.2(b)
Non-Assignable Assets	Section 5.5(a)
Old Plans	Section 6.2(b)
Outside Date	Section 9.1(b)(i)
Party and Parties	Preamble
Pre-Closing Business Actions	Section 5.1(g)
Privileged Business Documents	Section 5.1(g)
Privileged Seller Documents	Section 2.2(b)
Proposed Allocation	Section 2.7
Purchaser	Preamble
Purchaser 401(k) Plan	Section 6.2(c)
Purchaser Indemnified Parties	Section 10.3
Restricted Period	Section 5.10(c)
Safety Notice	Section 3.19(d)
Sale	Section 2.1
Seller	Preamble
Seller Disclosure Schedule	Article III
Seller Indemnified Parties	Section 10.2
Solicit	Section 5.10(c)
Support Services	Section 3.18(a)
Third-Party Consents	Section 5.5(b)
Transfer Filings	Section 5.18(c)
Transfer Long Stop Date	Section 5.18(c)
Transferred Assets	Section 2.1
Transferred Books and Records	Section 2.1(d)
Transferred Business Employee Records	Section 2.1(e)
Transferred Contracts	Section 2.1(b)
Transferred Copyrights	Section 2.1(a)
Transferred Employee	Section 6.1(a)
Transferred IP	Section 2.1(a)
Transferred Marketing Materials	Section 2.1(h)
Transferred Patents	Section 2.1(a)
Transferred Trademarks	Section 2.1(a)
Transitional Period	Section 5.11(a)
WARN	Section 3.11(d)

Article II
SALE AND PURCHASE

2.1            Sale and Purchase of Assets. Subject to Section 5.5, upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller (the “Sale”), all right, title and interest in and to the following assets, properties and rights (tangible and intangible and wherever located) free and clear of all Liens (other than Permitted Liens), as such assets, properties and rights shall exist at the Closing (such assets, collectively, the “Transferred Assets”):

(a)            all of the Intellectual Property that is Related to the Business, including: (i)  Patents, including those set forth on Schedule 2.1(a)(i) to this Agreement (the “Transferred Patents”); (ii)  registered and unregistered Marks and applications for the registration of Marks, including those set forth on Schedule 2.1(a)(ii) to this Agreement, (the “Transferred Trademarks”), together with all goodwill associated therewith; and (iii)  copyright registrations, including those set forth on Schedule 2.1(a)(iii) to this Agreement (the “Transferred Copyrights”) (collectively, the “Transferred IP”), and all claims, causes of action and rights against third parties relating to or arising out of any of the Transferred IP, whether arising by way of counterclaim or otherwise;

(b)            all Contracts Related to the Business set forth on Schedule 2.1(b) to this Agreement (the “Transferred Contracts”) and any rights or claims arising thereunder (which, for the avoidance of doubt, shall not include any Contracts subject to the Transition Services Agreement);

(c)            all machinery, equipment, office equipment, vehicles, parts and all other items of tangible personal property of Seller that is Related to the Business (other than any such items set forth on Schedule 2.2(p) to this Agreement, in each case, which are, for the avoidance of doubt, Excluded Assets);

(d)            all books and records (financial, laboratory and otherwise, including Tax Returns, Tax and accounting books and records related solely to the Business or the Transferred Assets (and related work papers and correspondence from accountants to the extent in the possession of Seller)), customer and supplier lists, billing records, distribution lists, manuals, patient support and market research programs and related databases, proprietary information, and all Product complaint files and adverse event files in the safety and quality databases of Seller (collectively, the “Books and Records”), in each case, that is Related to the Business (the “Transferred Books and Records”); provided, that (A) Seller and its Affiliates shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality obligations hereunder, and in each case as such policies, procedures and obligations are in effect on the date of this Agreement, (B) Transferred Books and Records shall not include (x) the Transferred Business Employee Records (the treatment of which is set forth in Section 2.1(e) below), (y) copies of any Books and Records to the extent relating to, held for use with or used in connection with any Excluded Asset or Excluded Liability, (z) any Books and Records the transfer of which would be prohibited by applicable Law and (C) Seller shall not be required to provide, or cause to be provided, the Transferred Books and Records in any form or medium other than the form or medium in which they were originally generated or exist as of the Closing Date and the Transferred Books and Records shall only be deemed to include form or medium in which any such items were originally generated or exist as of the Closing Date;

(e)            copies of any employee or personnel files, in each case, (i) to the extent relating to any Transferred Employee and (ii) in Seller’s possession or control (collectively, the “Transferred Business Employee Records”); provided, that (A) Seller and its Affiliates shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, in each case, as in effect on the date of this Agreement, subject to the confidentiality obligations hereunder, (B) the Transferred Business Employee Records shall not include any files the transfer of which would be prohibited by applicable Law and (C) Seller shall not be required to provide, or cause to be provided, the Transferred Business Employee Records in any form or medium other than the form or medium in which they were originally generated or exist as of the Closing Date and the Transferred Business Employee Records shall only be deemed to include form or medium in which any such items were originally generated or exist as of the Closing Date;

(f)            all Product Inventory;

(g)            subject to Section 5.18, the Transferred Registrations and all other Business Permits;

(h)            all advertising, marketing, sales and promotional materials (including all coupons and sample packets) Related to the Business that are in Seller’s possession or control (collectively, the “Transferred Marketing Materials”);

(i)             all prepaid expenses, rebates, deposits and refunds Related to the Business, including all security deposits, earnest deposits, bid, lease, utility and other deposits, and all other forms of deposit placed by Seller for the performance of a Transferred Contract (other than prepaid insurance with respect to any insurance policies not transferring to Purchaser in connection with the transactions contemplated by this Agreement (collectively, the “Excluded Prepaid Expenses”));

(j)             all accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables that are Related to the Business;

(k)            all claims, causes of action, rights of recovery, rights of recoupment and other rights of action against third parties Related to the Business, whether arising by way of counterclaim or otherwise;

(l)             all transferable warranties or similar rights relating to the Transferred Assets; and

(m)           all other assets, properties, goodwill and rights that are Related to the Business.

2.2            Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 of this Agreement, from and after the Closing, Seller and, to the extent applicable, its Affiliates, shall retain all of their respective rights, titles and interests in and to, and there shall be excluded from the sale, transfer, conveyance, assignment and delivery to Purchaser, and the Transferred Assets shall not include, the following assets, properties and rights (tangible or intangible and wherever located) (collectively, the “Excluded Assets”):

(a)           all Intellectual Property of Seller or any of its Affiliates, other than the Transferred IP, including the Seller Marks;

(b)           (i) all attorney-client, work product or similar privilege of Seller or any of its Affiliates or otherwise relating to or arising out of the Business as a result of legal counsel representing Seller, any of its Affiliates or the Business in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (ii)  all documents of Seller or any of its Affiliates subject to the attorney-client, work product or similar privilege protection (such documents, the “Privileged Seller Documents”);

(c)           all Excluded Contracts;

(d)           all Tax refunds of Seller or its Affiliates which constitute prepaid Taxes of the Business or which were made with respect to the Transferred Assets, in each case, which relate to a Pre-Closing Tax Period;

(e)           all cash, cash equivalents, credit cards and bank accounts of Seller;

(f)            all claims, causes of action and rights against third parties primarily relating to or arising out of any of the Excluded Assets or Excluded Liabilities or that are not Related to the Business, in any such case, whether arising by way of counterclaim or otherwise;

(g)           all Books and Records (including any Tax Return of Seller or any of its Affiliates), other than the Transferred Books and Records;

(h)           all employee and personnel records of Seller relating to employees of Seller other than the Transferred Business Employee Records;

(i)            except for the Assumed PTO, the sponsorship of, and all assets maintained pursuant to or in connection with, all Benefit Plans;

(j)            all rights or claims which accrue or will accrue to Seller or any of its Affiliates under this Agreement or any of the Ancillary Agreements;

(k)           the Excluded Prepaid Expenses;

(l)            all insurance policies of Seller and rights thereunder (including, for the avoidance of doubt, any proceeds received with respect to any such policies);

(m)          all insurance proceeds which Seller or any of its Affiliates has a right to receive as of the Closing that relate to any events, circumstances or occurrences prior to the Closing;

(n)           all accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables of Seller or any of its Affiliates that are not Related to the Business;

(o)           all information technology systems, hardware (including all desktops, smartphones, tablets, laptops, printers, fax/scan machines) and software (whether in source code or object code) of Seller or any of its Affiliates and all related license, maintenance and service Contracts and related documentation, and all related technology, data, databases, database rights, designs, processes, methods and other know-how (other than the know-how included in the Transferred IP), in each case that are not Related to the Business; and

(p)           all assets, properties and rights described on Schedule 2.2(p) to this Agreement.

2.3            Assumed Liabilities. Purchaser shall not assume any liabilities, debts, Contracts or obligations of Seller or its Affiliates, whether by operation of law or otherwise, except for the following liabilities (collectively, the liabilities referred to in this Section 2.3, the “Assumed Liabilities”):

(a)           all liabilities under or from, in connection with or otherwise to the extent relating to or arising out of the Transferred Contracts after the Closing (and expressly excluding any liabilities arising from any breach of violation of such Transferred Contracts at or prior to the Closing);

(b)           all liabilities expressly assumed by, retained by or agreed to be performed by Purchaser or any of its Affiliates pursuant to the Ancillary Agreements; and

(c)            all accounts payable, trade accounts payable and trade obligations to the extent relating to or arising out of the Business or the Transferred Assets that are reflected in the calculation of Closing Net Working Capital and remain unpaid at Closing; and

(d)           the accrued and unused vacation, sick leave and personal time, or other paid time off of each Transferred Employee in the amount set forth on Schedule 2.3(d) to this Agreement (which schedule shall be accurate as of the signing and be updated as of immediately prior to the Closing in accordance with Section 8.2(k)) (the “Assumed PTO”).

2.4            Excluded Liabilities. From and after the Closing, Seller and its Affiliates shall retain and remain responsible for and satisfy, discharge and perform when due, and Purchaser shall have no obligation with respect to, any liabilities of Seller and its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Seller and its Affiliates shall retain all liability for the following Excluded Liabilities:

(a)           all liabilities arising out of or relating to any Excluded Asset or any business of Seller or its Affiliates other than the Business;

(b)           except as provided in Section 7.1, (i) all Liabilities for any Taxes of Seller or any of its Affiliates, including Taxes that arise out of the consummation of the transactions contemplated by the Transaction Documents (including Transfer Taxes), and (ii) any Liabilities for Taxes to the extent relating to or arising out of the Business, the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period (including any such Taxes that are deferred under the CARES Act or the CCA to a taxable period or portion thereof beginning after the Closing Date);

(c)           all liabilities to the extent relating to or arising out of the Indebtedness of, or any pending or threatened Action against, Seller or any of its Affiliates;

(d)           all liabilities assumed by, retained by or agreed to be performed by Seller or any of its Affiliates pursuant to the terms of this Agreement or any of the Ancillary Agreements;

(e)            except for the Assumed PTO, all liabilities relating to or arising out of any Benefit Plan;

(f)            any liability for warranty claims, recalls or products liability relating to products sold or services provided by Seller prior to the Closing;

(g)           any liability of Seller to indemnify any Person in connection with products sold or services provided by Seller prior to the Closing;

(h)           all liabilities arising under Healthcare Laws, to the extent arising on or prior to the Closing, regardless of when discovered;

(i)            except for the Assumed PTO, any accrued payroll, payroll Taxes, bonuses, commissions or profit sharing or other incentive payments and related expenses existing at the Closing; and

(j)            all liabilities listed on Schedule 2.4(j) to this Agreement.

2.5            Risk of Loss. At and after the Closing, Purchaser shall bear all risk of loss or damage (including from fire, casualty or other occurrence) associated with the Transferred Assets (wherever located) and be solely responsible for procuring insurance to protect the Transferred Assets against any such loss or damage.

2.6            Purchase Price. The aggregate consideration payable by Purchaser (in addition to the assumption by Purchaser of the Assumed Liabilities) for the Transferred Assets shall be an amount equal to the Base Purchase Price plus the contingent right to receive the Earn-Out Amount and Holdback Amount to the extent they become payable (if at all) in accordance with the terms of this Agreement. The Purchase Price will be estimated prior to the Closing Date as provided in Section 2.11(a), and the Estimated Purchase Price will be paid by Purchaser to Seller at the Closing in accordance with Section 2.10(b)(i). For clarity, the Earn-Out Amount and Holdback Amount shall not be paid at Closing, and shall be retained by Purchaser until paid (if at all) in accordance with the terms of this Agreement. The Estimated Purchase Price will be subject to post-Closing adjustment as provided in Sections 2.11(b) through 2.11(e).

2.7            Allocation of Purchase Price. No more than thirty (30) Business Days following the Determination Date, Purchaser shall provide to Seller a schedule allocating the Purchase Price (together with any Assumed Liabilities or other items properly treated as purchase price for U.S. federal income tax purposes) among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Proposed Allocation”).  Seller shall have thirty (30) calendar days following receipt of the Proposed Allocation to review and comment on the Proposed Allocation. Seller and Purchaser shall work in good faith to resolve any disputes relating to the Allocation of the Purchase Price within thirty (30) calendar days. If Seller and Purchaser are unable to resolve any such dispute, such dispute shall be resolved promptly by the Independent Auditor, the costs of which shall be borne by Seller and Purchaser in the same manner as Section 2.11(c), mutatis mutandis, in the sole determination of the Independent Auditor. The final allocation as agreed to by the Parties and/or as determined by the Independent Auditor shall be the “Final Allocation”. Purchaser will adjust the Final Allocation in a manner consistent with this Section 2.7 if there are any subsequent adjustments to the Purchase Price pursuant to this Agreement, and Purchaser will promptly forward a copy of the adjusted Final Allocation to Seller (with any dispute resolved in a manner consistent with the procedures set forth in this Section 2.7). Except to the extent otherwise required pursuant to a “determination,” within the meaning of Code Section 1313(a), Purchaser and Seller shall file Tax Returns (including IRS Form 8594) consistent with the Final Allocation and neither Purchaser nor Seller will take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with the Final Allocation. If any Tax Authority challenges the Final Allocation, the Person receiving notice of the challenge shall promptly provide notice to the other Parties.

2.8            Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. If Purchaser believes that any withholding of Tax is required with respect to any payment under this Agreement other than as a result of Seller failing to provide the certification required by Section 2.10(a)(i)(B), then Purchaser shall use commercially reasonable efforts to: (i) give written notice to Seller, and (ii) provide Seller with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and Purchaser shall otherwise cooperate with Seller to reduce or eliminate such withholding obligation to the extent permitted by applicable Law. To the extent that amounts are so deducted and withheld and remitted by Purchaser to the applicable Tax Authority such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9            Closing. The closing of the Sale (the “Closing”) will take place remotely via electronic exchange of documents and signatures on the third Business Day following the satisfaction (or written waiver, to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) or at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. All transactions taking place at the Closing shall be deemed to occur simultaneously.

2.10          Closing Deliveries. At the Closing:

(a)            Seller shall:

(i)            deliver, or cause to be delivered, to Purchaser,

(A)           the certificate required to be delivered by Seller pursuant to Section 8.2(c);

(B)            an IRS Form W-9 duly executed by Seller;

(C)            duly executed counterparts to each of the Ancillary Agreements contemplated by this Agreement to be executed by Seller or any of its applicable Affiliates at the Closing;

(D)           the Transferred Assets;

(E)            a good standing certificate of Seller from its jurisdiction of organization dated not less than five (5) Business Days prior to the Closing;

(F)            a payoff letter from Seller’s financial adviser acknowledging payment in full and releasing all claims against Purchaser; and

(G)            such other documents or instruments as Purchaser reasonably requests to give effect to the transactions contemplated hereby.

(b)            Purchaser shall:

(i)            pay to Seller, by wire transfer to an account or accounts designated by Seller in writing prior to the Closing, the Estimated Purchase Price in cash in immediately available funds; and

(ii)            deliver, or cause to be delivered, to Seller:

(A)           the certificate required to be delivered by Purchaser pursuant to Section 8.3(c); and

(B)           duly executed counterparts to each of the Ancillary Agreements contemplated by this Agreement to be executed by Purchaser or any of its applicable Affiliates at the Closing.

2.11            Purchase Price Adjustments.

(a)            Pre-Closing Purchase Price Adjustment. Not later than five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a written statement (the “Estimated Closing Statement”) consisting of those calculations set forth on Exhibit A as of the Calculation Time prepared in accordance with Accounting Principles and, based thereon, a good faith estimate of: (i) Net Working Capital as of the Calculation Time (the “Estimated Closing Net Working Capital”), together with a reasonably detailed explanation of the calculation thereof and of the Estimated Closing Net Working Capital Adjustment Amount, and (ii) the resulting Estimated Purchase Price. Seller shall consider in good faith and incorporate Purchaser’s reasonable comments to the Estimated Closing Statement and/or any of the components thereof or calculations therein.

(b)            Post-Closing Purchase Price Adjustment. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Purchaser shall deliver to Seller a written statement (the “Final Closing Statement”) consisting of those calculations set forth on Exhibit A as of the Calculation Time prepared in accordance with Accounting Principles and, based thereon, a good faith calculation of: (i) Net Working Capital as of the Calculation Time (the “Closing Net Working Capital”), together with a reasonably detailed explanation of the calculation thereof and of the Closing Net Working Capital Adjustment Amount, and (ii) the resulting Purchase Price and Adjustment Amount.

(c)            Access; Disputes. Upon delivery of the Final Closing Statement, Purchaser will provide to Seller and its accountants and advisors reasonable access to the books and records of the Business (including the Transferred Assets and Transferred Liabilities) during normal business hours in a manner so as not to cause unreasonable interference with the Business, to the extent reasonably related to its evaluation of the Final Closing Statement and each of the components thereof. If Seller disagrees with any amount set forth on the Final Closing Statement or the calculation thereof, Seller shall notify Purchaser of such disagreement in writing within forty-five (45) days after its receipt of the Final Closing Statement, which notice shall set forth in reasonable detail the particulars of such disagreement. In the event any such notice of disagreement is timely provided within such forty-five (45) day period by Seller, Purchaser and Seller shall negotiate in good faith for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the amounts set forth on the Final Closing Statement. If, at the end of such period, Purchaser and Seller are unable to resolve all such disagreements, then Purchaser and Seller shall refer any remaining unresolved disagreements to the Independent Auditor and the Independent Auditor shall resolve such remaining unresolved disagreements. Purchaser and Seller acknowledge and agree that the Independent Auditor shall function solely as an expert and not as an arbitrator. The Independent Auditor shall be instructed to resolve such remaining unresolved disagreements as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Independent Auditor, based solely on written submissions provided by Purchaser and Seller to the Independent Auditor within ten (10) days following the date on which such dispute is referred to the Independent Auditor. In resolving such remaining unresolved disagreements, the Independent Auditor (A) may not assign a value to any item greater than the greatest value claimed for such item by either Purchaser or Seller or less than the smallest value claimed for such item by either Purchaser or Seller, (B) shall base its determination solely on written materials submitted by Purchaser and Seller (and not on any independent review or any oral testimony or presentation by either Purchaser or Seller) and (C) shall deliver to Purchaser and Seller a report setting forth its calculation of any such remaining unresolved disagreements and the resulting Final Closing Statement, Purchase Price and Adjustment Amount taking into account such resolution. The fees and expenses of the Independent Auditor shall be allocated between Purchaser and Seller based upon the percentage of such fees and expenses equal to the dollar value of the disputed amounts determined in favor of the other party by the Independent Auditor divided by the aggregate dollar value of all disputed items submitted to the Independent Auditor. For example, if Seller challenges the Final Closing Statement in the net amount of $1,000,000, and the Independent Auditor determines that Purchaser has a valid claim for $400,000 of the $1,000,000, Purchaser shall bear 60% of the fees and expenses of the Independent Auditor and Seller shall bear the remaining 40% of the fees and expenses. The determination of the Independent Auditor shall be final, conclusive and binding on the parties.

(d)            Final Determination. In the event that Seller does not provide such a notice of disagreement within the forty-five (45) day period following its receipt of the Final Closing Statement, Seller shall be deemed to have accepted the Final Closing Statement delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event that Seller delivers a notice of disagreement in accordance with the procedures set forth in Section 2.11(c) and Purchaser and Seller are able to resolve all disagreements set forth therein by mutual written agreement, the Final Closing Statement, as revised to reflect the mutual written agreement of Purchaser and Seller with respect to the resolution of such disagreements, shall be deemed to have been accepted by all of the Parties and shall then be final, binding and conclusive for all purposes hereunder. In the event that Seller delivers a notice of disagreement in accordance with the procedures set forth in Section 2.11(c) and Purchaser and Seller are unable to resolve all disagreements by mutual written agreement, the Final Closing Statement, as revised to reflect (x) the mutual agreement of Purchaser and Seller with respect to any disputed items resolved by mutual written agreement and (y) the determination of the Independent Auditor with respect to all remaining unresolved disagreements issued pursuant to the procedures set forth in Section 2.11(c), shall be deemed to have been accepted by all of the Parties and shall be final, binding and conclusive for all purposes hereunder. The date on which the Final Closing Statement is finally determined in accordance with this Section 2.11(d) is referred as to the “Determination Date.”

(e)            Payment of Adjustment Amount.

(i)            If the Adjustment Amount is a positive number (such positive amount, the “Excess Amount”) then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Purchaser shall pay to Seller by wire transfer of immediately available funds to the account designated by Seller an amount in cash equal to the Excess Amount.

(ii)           If the Adjustment Amount is a negative number (such negative amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay to Purchaser by wire transfer of immediately available funds to the account designated by Purchaser an amount in cash equal to the absolute value of the Deficit Amount.

(iii)          If the Adjustment Amount is zero, then neither Purchaser nor Seller shall be obligated to pay any amounts pursuant to this Section 2.11(e).

(iv)            Any payment made pursuant to this Section 2.11(e) will be treated by the Parties as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

2.12            Earnout Payments.

(a)            Earn-Out Payments. Following the end of each annual Earn-Out Period, Purchaser shall make a payment (an “Earn-Out Payment”) equal to (x) 0.10 multiplied by (y) the Earn-Out Revenue recognized by Purchaser during such Earn-Out Period, up to a maximum cumulative, aggregate amount of Earn-Out Payments of Twenty Million and 0/100 Dollars ($20,000,000) (the “Maximum Earn-Out Amount”). For clarity, under no circumstance shall the sum of the Base Purchase Price, the Holdback Amount and the aggregate Earn-Out Payments exceed $35,000,000.

(b)            Earn-Out Report. No later than forty five (45) calendar days following the end of each annual Earn-Out Period, Purchaser shall prepare and deliver to Seller a report (the “Earn-Out Report”) showing the computation of the Earn-Out Revenue for that Earn-Out Period. The Earn-Out Report shall become final and binding upon the Parties hereto forty five (45) days following the delivery thereof, unless Seller shall have given written notice of disagreement (the “Earn-Out Objection Notice”) to Purchaser prior to such date. The Earn-Out Objection Notice shall specify in reasonable detail the nature of any disagreement so asserted to the extent such details is available to Seller.

(c)            Dispute Resolution. During the fifteen (15) day period following the delivery of the Earn-Out Objection Notice, Seller and Purchaser shall seek in good faith to resolve any differences that may have the respect to the matters specified in the Earn-Out Objection Notice. If, at the end of such fifteen (15) day period, Seller and Purchaser have not so resolved such differences, Seller and Purchaser shall submit the dispute for resolution to the Independent Auditor for review and resolution of any and all matters that remain in dispute and that were properly included in the Earn-Out Objection Notice. The Independent Auditor shall be engaged by Seller and Purchaser within ten (10) days following the expiration of such fifteen (15) day period. Purchaser and Sellers shall use their commercially reasonable efforts to cause the Independent Auditor to determine those items in dispute and to render its report as to its resolution of such terms and resulting computation of the Earn-Out Revenue as soon as practicable. In determining each disputed item, the Independent Auditor may not assign a value to such item greater than the greatest value for such item claimed by either Seller or Purchaser or less than the lowest value for such item claimed by either Seller or Purchaser. Seller and Purchaser shall cooperate with the Independent Auditor in making its determination and such determination shall be final and binding upon the Parties hereto. The costs and expenses of the Independent Auditor shall be borne by Purchaser and Seller as provided in Section 2.11(c), applied mutatis mutandis.

(d)           Timing of Payment. Subject to Section 10.5, within fifteen (15) days after the determination that an Earn-Out Payment is payable for an Earn-Out Period becomes final and binding in accordance with this Section 2.12, Purchaser shall pay to Seller such Earn-Out Payment by wire transfer of immediately available funds to an account or accounts designated by Seller.

(e)            Successors. If Purchaser transfers all or substantially all of the properties and assets of the Business to any Person during the Earn-Out Periods, then proper provision shall be made so that the purchaser of the assets thereof shall assume all of the obligations of the Buyer set forth in this Section 2.12.

(f)            Independence of Earn-Out Payments. The Purchaser’s obligation to pay each of the Earn-Out Payments to the Seller in accordance with Section 2.12 above is an independent obligation of the Purchaser, and the obligation to pay one Earn-Out Payment to the Seller shall not obligate the Purchaser to pay any preceding or subsequent Earn-Out Payment.

(g)           Post-Closing Operation of the Business. Notwithstanding anything to the contrary herein, from and after the Closing, the Purchaser shall have sole and absolute discretion with regard to all matters relating to the operation of the Business. Seller hereby acknowledges that (i) Purchaser intends to suspend the Earn-Out Product operations immediately following the Closing, and (ii) Purchaser may never resume, and/or may permanently discontinue, the Earn-Out Product operations. The Purchaser has no obligation to operate the Business in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment. This Agreement is not intended to, and does not, create or impose any fiduciary duty on Purchaser or any of its Affiliates. Further, Seller hereby waives any fiduciary duties that, absent such waiver, may be implied by applicable Law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of Purchaser are only as expressly set forth in this Agreement. The Seller further acknowledges that the Purchaser and its Affiliates may have business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the Business; neither the Purchaser nor any of its Affiliates shall incur any liability to the Seller or any of its Affiliate as a result of the Purchaser’s or any of its Affiliate’s pursuit of such other business interests, ventures and competitive activity; and the Seller shall not have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom. Notwithstanding anything to the contrary set forth herein, the Seller acknowledges and agrees that (a) there is no assurance that such Party or any of its Affiliates will receive any Earn-Out Payments under this Agreement or otherwise, and none of the Purchaser or any of its Affiliates have promised or projected any amounts to be received by the Seller or its Affiliates under this Agreement as Earn-Out Payments or otherwise, (b) none of the Purchaser or any of its Affiliates owes any express or implied duty to the Seller or its Affiliates, including any implied duty of good faith and fair dealing, and (c) the Parties intend the express provisions of this Agreement to govern their contractual relationship. Seller, on behalf of itself and its Affiliates, hereby waives any fiduciary duty or express or implied duty of Purchaser or its Affiliates, including any implied duty of good faith and fair dealing.

(h)           No Security. Seller understands and agrees that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of applicable Laws, and do not constitute an equity or ownership interest in the Purchaser or any of its Affiliates, (ii) Seller shall not have any rights as a securityholder of the Purchaser or any of its Affiliates as a result of the Seller’s contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

(i)            Adjustment to Purchase Price. Any payments made pursuant to this Section 2.12 will be treated by the Parties as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”) Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing follows:

3.1            Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller (a) has all requisite corporate power and authority to own, operate or lease the assets now owned, operated or leased by it (including the Transferred Assets) and to carry on the Business as now being conducted and (b) is qualified to do business and is in good standing as a foreign Person in each jurisdiction where the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to, individually or in the aggregate, affect the Business in any material respect.

3.2            Authorization. Seller and its Affiliates have all necessary power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which Seller or such Affiliate is or will be (as of the Closing) a party and to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which Seller or any of its Affiliates is or will be (as of the Closing) a party has been, or when executed will be, duly authorized by all necessary corporate (or other similar) action and duly and validly executed and delivered by Seller or such Affiliates (as applicable), and, assuming the due authorization, execution and delivery by Purchaser and its applicable Affiliates thereof, this Agreement and each such Ancillary Agreement constitutes, or will constitute upon execution thereof, a valid, legal and binding agreement of Seller and its Affiliates (as applicable), enforceable against Seller and such Affiliates (as applicable) in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)).

3.3            Consents and Approvals; No Violations.

(a)            No filing with or notice to, and no approval, consent, authorization, or other Permit of or from, any Governmental Entity is required on the part of Seller or any of its Affiliates for the execution and delivery of this Agreement or any Ancillary Agreement to which Seller or any of its Affiliates is or will be a party, the performance of Seller’s or any of its Affiliate’s respective obligations hereunder and thereunder, and the consummation of the Transactions, other than compliance with the Transferred Registrations (including, for the avoidance of doubt, the filings and other actions contemplated by Section 5.18).

(b)           Assuming compliance with Section 3.3(a), the execution, delivery and performance of this Agreement or any Ancillary Agreement by Seller and/or its Affiliates, and the consummation of the Transactions, will not (A) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Seller or any such Affiliates; (B) (i) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to the creation of any Lien, except for Permitted Liens, or (ii) except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or any event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract or Permit to which Seller or any of its Affiliates is a party or by which Seller, any of its Affiliates or the Business is bound or to which any of the Transferred Assets are subject; or (C) violate any (i) Law or (ii) Order applicable to Seller or any of its Affiliates, the Transferred Assets or the operations or conduct of the Business, except in each case of the foregoing clauses (B) and (C)(i), for any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that is not (or would not, as the case may be) be material to the Transferred Assets or the Business in any respect.

(c)           The Board of Directors of Seller, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Seller duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement, the Ancillary Agreements and the Transactions, upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements, are fair to, and in the best interests of, the Seller and the Seller’s stockholders; and (ii) approved and declared advisable this Agreement and the Ancillary Agreements, including the execution, delivery, and performance hereof and thereof, and the consummation of the Transactions on the terms and subject to the conditions set forth herein and in the Ancillary Agreements. The approval of the Seller’s stockholders is not required to consummate the Transactions or enter into or perform this Agreement or the Ancillary Agreements.

3.4            Financial Statements.

(a)            Section 3.4(a) of the Seller Disclosure Schedule includes unaudited profit and loss statements and balance sheet of the Business for and as of the twelve (12) months ended December 31, 2022 and the six (6) months ended June 30, 2023, and the assets and liabilities of the Business as of June 30, 2023 (collectively, the “Business Financial Statements”). The Seller SEC Documents include the Business’s disaggregated segment net sales and gross profit (and a reconciliation thereof to consolidated loss before provision for income taxes) within Seller’s audited financial statements for the twelve (12) month periods ended December 31, 2021 and 2022 (the “Annual Segment Financial Information”) and within Seller’s unaudited financial statements for the six months ended June 30, 2022 and 2023 (the “Quarterly Segment Financial Information” and, together with the Annual Segment Financial Information and the Business Financial Statements, the “Financial Statements”). The Financial Statements are based on the books and records of the Business and fairly present, in all material respects, the profits, losses, assets, liabilities and financial condition of the Business included therein as of the respective dates thereof or for the periods then ended and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (in each case with respect to the Business Financial Statements and the Quarterly Segment Financial Information, subject to the absence of normal year-end adjustments and the absence of footnotes) and have been prepared in good faith from the books and records of Seller. The Business Financial Statements do not reflect any material assets or material Liabilities not Related to the Business. The balance sheet of the Business as of December 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2023 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)            Except as set forth on Section 3.4(b) of the Seller Disclosure Schedule, all accounts receivable which are included in the Financial Statements have arisen from bona fide transactions in the ordinary course of the business of the Business consistent with past practice and are collectible, valid and not subject to counterclaims, set-offs or disputes. From December 31, 2021, Seller (and to the extent applicable, each of Seller’s Affiliates) has continued its method of collection of accounts receivable in accordance with past practice and has not changed in any material respect its collection of accounts receivable. The reserve for bad debts shown on the balance sheets in the Business Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Business, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(c)            The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by Seller between January 1, 2021 and the Interim Balance Sheet Date. The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for all such claims in connection with Products, or services rendered in connection with the Business, on or prior to the Closing.

3.5            Undisclosed Liabilities. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, there are no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.6            Absence of Certain Changes or Events.

(a)            (i) Since the Balance Sheet Date, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice by Seller, except (A) in connection with or related to the process by which Seller or any of its Representatives solicited, discussed or negotiated strategic alternatives prior to the date hereof (including the Transactions, any similar transaction involving third parties or any other transaction prior to the date hereof), which solicitations, discussions and negotiations have not adversely affected, and would not reasonably be expected to adversely affect, the Business or the Transferred Assets in any material respect or (B) as contemplated by this Agreement or any Ancillary Agreement, and (ii) since the Balance Sheet Date, there has not occurred any event, development, change or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Without limiting Section 3.6(a), since the Balance Sheet Date, neither Seller nor any of its Affiliates has taken or permitted to occur any of the actions described in Section 5.4(b).

3.7            Litigation. Except as set forth on Section 3.7 of the Seller Disclosure Schedule, (a) there is no Action pending, or to the Knowledge of Seller, threatened against or by Seller or its Affiliates, (i) pertaining to or affecting the Business, the Transferred Assets or the Assumed Liabilities or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, and (b) none of Seller, the Business or any of the Transferred Assets is subject to any outstanding Order or any unsatisfied judgment, penalty or award relating to or affecting the Business. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

3.8            Compliance with Laws. Seller and its Affiliates are, and since June 30, 2020 have been, operating the Business and have owned and used the Transferred Assets in compliance with all applicable Laws and Orders in all material respects. Since June 30, 2020, Seller has not received any written notice of any alleged violation of any Law or Order or any investigation thereof, nor, to Seller’s Knowledge, has any Governmental Entity indicated an intention to conduct the same or charged Seller with any such violation.

3.9            Permits. Seller has all Permits that are required for or related to the operation of the Business as currently conducted, which Permits are all (including the names of the Permits and their respective dates of issuance and expiration) listed on Section 3.9 of the Seller Disclosure Schedule (the “Business Permits”). Seller is not in default or violation of any term, condition or provision of any Business Permit and all Business Permits are valid and in full force and effect. None of the Business Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. To Seller’s Knowledge, (a) no condition exists that, with notice or lapse of time or both, would constitute or would reasonably be expected to constitute a default of any term, condition or provision of any Business Permit or result in the revocation, suspension, lapse or limitation thereof and (b) there is no condition, event or circumstance under any Law that would reasonably be expected to prevent or materially impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Business as currently carried out or to prevent or impede the transferability of any Business Permit; except where the transferability of the Business Permit is prohibited by law. Seller has not received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension, modification or any other material adverse change in status or terms or conditions of any Business Permit. The list of Transferred Registrations set forth on Schedule 1.1(i) to this Agreement is true, correct and complete.

3.10            Employee Benefit Plans.

(a)            Section 3.10(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Benefit Plan.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i)  each Benefit Plan has been established, funded, maintained, and administered in compliance with applicable Law (including ERISA, the Code, and any applicable local Laws); and (iii) there are no pending or, to the Knowledge of Seller, threatened claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plan. The Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other Governmental Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole). All contributions, distributions, reimbursements and premium payments with respect to any Benefit Plans that are due have been timely made or paid and all such contributions, distributions, reimbursements and premium payments for any period ending on or prior to the Closing Date that are not yet due have been made or properly accrued, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business (taken as a whole).

(c)            Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

(d)           Seller has never sponsored, contributed to, had any obligation to contribute to, or had any current or potential obligation or Liability under or with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) Multiemployer Plan, (iii) plan, program, agreement or arrangement that provides for post-retirement or post-termination medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA) and that covers any Business Employee, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) that covers any Business Employee.

(e)            No Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(f)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (A) entitle any Transferred Employee to severance pay or any other payment; (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Transferred Employee; (C) increase the amount payable under or result in any other material obligation to any Transferred Employee pursuant to any Benefit Plan; (D) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code to any Transferred Employee; or (E) require a tax “gross-up” payment to any Transferred Employee.

3.11            Employees; Labor Matters.

(a)           Seller is, and has been for the past four (4) years, in material compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. To the Knowledge of the Seller, there exists no circumstance that is reasonably likely to give rise to any claim by a current or former Business Employee for compensation on termination of employment. All amounts that the Seller is legally required to withhold from Business Employees' wages and to pay to any Governmental Entity as required by applicable Law have been withheld and paid, and Seller has any no outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. There is not, and has not been in the four (4) years preceding the date of this Agreement, an Action Related to the Business pending, reasonably anticipated or, to the Knowledge of the Seller, threatened to be brought or filed by or against the Seller (or its officers, directors, executives or department supervisors) relating to any employment, independent contractor or consulting contract, any collective bargaining obligation or agreement, discrimination, harassment, pay equity, human rights, equal opportunity, overtime exemption classification, wages and hours, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy rights, retaliation, immigration, wrongful discharge, or other violation of the rights of current or former employees, current or former independent contractors, current or former consultants, or employment candidates. In the past four (4) years, each agent of the Seller who has received employment discrimination, sexual harassment, retaliation, or policy violation allegations of, or against, any Business Employee has promptly, thoroughly and impartially investigated all such allegations. When indicated by Seller's policies, Seller has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment and Seller does not reasonably expect to incur any material liability with respect to any such allegations. Seller is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Seller, that, if known to the public, would bring the Seller into material disrepute. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all Business Employees, and independent contractors and consultants of the Business for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Balance Sheet Date) and there are no outstanding agreements, understandings or commitments of the Seller with respect to any compensation, commissions or bonuses.

(b)            Section 3.11(b) of the Seller Disclosure Schedule contains a true, accurate and complete list of (i) all Business Employees, specifying each employee's name; title; department; employing entity (if applicable); hire date; status (full-time/part-time/seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or similar applicable laws; current year annual base salary or hourly wage; current year target incentive compensation (bonus and/or commission, as applicable); full, prior year actual incentive compensation (bonus and/or commission, as applicable); visa status (if applicable); anticipated return date if the employee is on leave; any other benefits; and whether the employee is subject to an employment agreement and (ii) all Persons engaged by the Seller as independent contractors or consultants to the Business at any time during the past three (3) years, specifying each Person's name; entity with which the Person is or was engaged (if applicable); start date; end date (if applicable); location; full, yearly total compensation for each year or partial year of the engagement; compensation rate; compensation method (e.g., hourly, monthly, per project); whether the Person subcontracts or has subcontracted to other Persons in performing the services for the Seller; and whether the Person is subject to an independent contractor, consulting or related agreement. All current and former Business Employees who have been classified as exempt under the FLSA or similar applicable laws have been properly classified and treated as such, and all current and former Business Employees have been properly compensated for all time worked in accordance with the FLSA and similar applicable laws. All Persons who have provided services to the Seller as independent contractors or consultants in the Business have been properly classified as independent contractors, rather than employees, of the Seller, for purposes of all applicable laws and Employee Benefit Plans.

(c)            Each Business Employee, and independent contractor or consultant to the Business, is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. There are no agreements or understandings between the Seller and any of its Business Employees, independent contractors or consultants to the Business that their employment or services will be for any particular period. As of the date hereof, none of the Seller's Business Employees has given written notice of any intent to terminate his or her employment with the Seller, nor does any such Business Employee intend to terminate his or her employment with the Seller. Seller is in compliance in all respects, and each of its Business Employees, independent contractors and consultants to the Business is in compliance in all respects, with the terms of any employment, independent contractor and consulting agreements between the Seller and such individuals. There are no oral or informal arrangements, commitments or promises between the Seller and any Business Employees, independent contractors or consultants to the Business that have not been documented as part of the formal written agreements between any such individuals and the Seller. To the Knowledge of the Seller, no executive or Business Employee is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such Business Employee and any other Person besides the Seller that would be material to the performance of such employee's employment duties, or the ability of the Seller to conduct the Business.

(d)            In the past five (5) years, Seller has not failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any liability under Worker Adjustment and Retraining Notification Act or any similar Law (“WARN”), and as of the date of this Agreement, no such action is planned or anticipated, nor has the Seller taken any action that would reasonably be expected to cause Purchaser to incur any liability or obligation under WARN following the Closing.

(e)            Seller is, and in the five (5) years preceding the date of this Agreement has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, a “Union”), and there is not, and has not been in the five (5) years preceding the date of this Agreement, any Union representing or purporting to represent any Business Employee, independent contractor or consultant to the Business. In the five (5) years preceding the date of this Agreement, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute affecting the Seller or any Business Employees, independent contractors or consultants to the Business, with respect to their work for the Seller. Seller has no duty to recognize or bargain with any Union or other Person purporting to act as the exclusive bargaining representative of any Business Employees, independent contractors or consultants to the Business. There is no Union, employee representative, other labor organization, or other Person purporting to act as the exclusive bargaining representative of any Business Employees, independent contractors or consultants to the Business which, pursuant to law, must be notified, consulted or negotiated with in connection with the transaction contemplated by this Agreement. Seller is not, and in the five (5) years preceding the date of this Agreement has not been, the subject of any actual or, to the Knowledge of the Seller, threatened Action asserting that the Seller has committed an unfair labor practice, nor is or has there been any organizing effort or demand for recognition or certification or attempt to organize Business Employees, independent contractors or consultants to the Business by any Union in the five (5) years preceding the date of this Agreement.

(f)            To the extent applicable, Seller has complied in all respects with the Immigration Reform and Control Act of 1986 and all amendments and regulations promulgated thereunder (“IRCA”) and similar laws with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) and similar employee verification forms for all Business Employees and the re-verification of the employment status of any and all Business Employees whose employment authorization documents indicated a limited period of employment authorization. For each Business Employee based in the United States, Seller has only employed Persons authorized to work in the United States. Seller has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

(g)            To the extent applicable, (i) Seller is and at all relevant times has been in compliance with any applicable COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (“OSHA”) and any applicable OSHA-approved state plan; (ii) Seller is and has at all relevant times been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; (iii) to the extent the Seller has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, the Seller has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits; and (iv) except as set forth on Section 3.11(g) of the Seller Disclosure Schedule, Seller has not conducted and does not intend to conduct any layoffs, furloughs, salary, pay or benefits reductions or hours reductions in response to COVID-19.

3.12            Environmental Matters.

(a)            Seller’s and its Affiliates’ operation of the Business and ownership and use of the Transferred Assets is currently and since January 1, 2018 has been at all times in compliance with all Environmental Laws in all material respects, including obtaining, maintaining and complying with all Environmental Permits required to conduct the Business. Neither Seller nor any of its Affiliates has received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, relates to the Business or the Transferred Assets and remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)            No Real Property that is currently, or to the Knowledge of the Seller, formerly owned, operated or leased by Seller or any of its Affiliates and is Related to the Business is listed on, or, to Seller’s Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)            (i) With respect to the Business or the Transferred Assets or any real property currently, or to the Knowledge of the Seller, formerly owned, leased or operated by Seller or any of its Affiliates in connection with the Business or the Transferred Assets, there has been no Release of Hazardous Substances in violation of Environmental Law or in a manner which has given rise, or which could reasonably be expected to give rise, to any investigatory, reporting, remedial, or other corrective obligations by Seller or any of its Affiliates; and (ii) neither Seller nor any of its Affiliates has received an Environmental Notice that any of the Business or the Transferred Assets, or any real property currently or formerly owned, leased or operated by Seller or any Affiliate in connection with the Business or the Transferred Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Substance which has resulted in, or could reasonably be expected to result in, an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or any of its Affiliates.

(d)            Neither Seller nor any of its Affiliates owns or operates any active or abandoned aboveground or underground storage tanks in connection with the Business or the Transferred Assets. To the Knowledge of the Seller, (i) there is no asbestos or lead-based paint contained in or forming part of any building, building component, structure or office space currently leased, operated or used by the Seller or any Affiliate in connection with the Business or the Transferred Assets; (ii) there are no polychlorinated biphenyls (PCBs) or PCB-containing items used or stored at any property currently leased, operated or used by Seller or any Affiliate in connection with the Business or the Transferred Assets, and (iii) no Seller or any Affiliate, in connection with the Business or Transferred Assets, uses, manufactures, or sells, and has not used, manufactured, or sold in the past, any products, equipment, or materials that are, or that include as a component or ingredient, per- or polyfluorinated compounds (PFAS), including, but not limited to, perfluorooctane sulfonate (PFOS) or perfluorooctanoic acid (PFOA).

(e)            Section 3.12(e) of the Seller Disclosure Schedule contains a complete and accurate list of all off-site Hazardous Substance treatment, storage, or disposal facilities or locations used by Seller or any of its Affiliates and any predecessors in connection with the Business or the Transferred Assets as to which Seller or any of its Affiliates may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Neither Seller or any of its Affiliates has, in connection with the Business or the Transferred Assets: (i) disposed of, transported, arranged for transport, or otherwise sent any Hazardous Substances used in, made by, or generated by the conduct of the Business or the Transferred Assets to any site or location where a Release of Hazardous Substances has occurred that requires, or would reasonably be expected to require, investigation, removal, cleanup, or other remedial action under applicable Environmental Laws, or that otherwise could result in Liabilities or other obligations with respect to the Business or the Transferred Assets; or (ii)  received any Environmental Notice regarding potential Liabilities or other obligations with respect to such off-site Hazardous Substance treatment, storage, or disposal facilities, sites, or locations used by Seller or any of its Affiliates.

(f)            Neither Seller nor any of its Affiliates have retained or assumed by contract or by operation of Law any liabilities or obligations of any other Person under Environmental Law.

(g)            Seller has provided or otherwise made available to Purchaser and listed in Section 3.12(g) of the Seller Disclosure Schedule any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar documents with respect to the Business or Transferred Assets or any currently or formerly owned, operated or leased Real Property which is in the possession or control of Seller and used in connection with the Business or the Transferred Assets.

(h)            To Seller's Knowledge, there is no condition, event or circumstance concerning the Release of Hazardous Substances or compliance with Environmental Laws or Environmental Permits that would reasonably be expected to, after the Closing Date, prevent, materially impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business as currently conducted or the Transferred Assets.

3.13            Taxes.

(a)            All Tax Returns required to be filed by Seller with respect to the Business or the Transferred Assets have been timely and properly filed (taking into account extensions) with the appropriate Tax Authority, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (whether or not shown as due on any Tax Return) that are due and payable by Seller with respect to the Transferred Assets or the Business have been timely and properly paid.

(b)            Seller has timely and properly collected or withheld all Taxes required to be collected or withheld by it or with respect to the Business or the Transferred Assets (including, but not limited to employment related Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party), and all such amounts have been paid to the appropriate Tax Authority or set aside in appropriate accounts for future payment when due. Seller has complied with all information reporting and backup withholding provisions of applicable Law. With respect to the Business or the Transferred Assets, Seller has (i) properly collected all sales Taxes required to be collected in the time and manner required by any applicable Law and remitted all such sales Taxes (and use Taxes due and payable) to the applicable Tax Authority in the time and in the manner required by any applicable Law, (ii) returned all sales Taxes erroneously collected from any Person to such Person (or, if such Person cannot be located or is no longer in business, remitted such sales Tax to the appropriate Tax Authority) in the time and in the manner required by any applicable Law, and (iii) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.

(c)            All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Tax Authority have been fully paid. No issues relating to Taxes with respect the ownership, operation or management of the Business or the Transferred Assets were raised by the relevant Tax Authority in any completed audit or examination. There are no outstanding assessments, claims or deficiencies for any Taxes of Seller with respect to the Business or the Transferred Assets that have been proposed, asserted or assessed by any Tax Authority.

(d)           Seller is not a party to any Action by any Tax Authority. There are no pending or threatened Actions against Seller or with respect to the Business or the Transferred Assets by any Tax Authority and no Tax Authority has given written notice of the commencement of (or its intent to commence) any such Action with respect to any such Taxes.

(e)            No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller or any of its Affiliates with respect to the Business or the Transferred Assets. Neither Seller nor any of its Affiliates are currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or the Transferred Assets.

(f)            No claim has ever been made by a Tax Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax by that jurisdiction with respect to the Business or the Transferred Assets.

(g)            None of the Transferred Assets is held in an arrangement that could be classified as a partnership for Tax purposes.

(h)            For U.S. federal, state and local income Tax purposes, since its date of formation, Seller has been classified as a C corporation.

(i)            Section 3.13(i) of the Seller Disclosure Schedule sets forth each jurisdiction in which Seller files, is required to file or have been required to file a Tax Return or have been liable for any Taxes on a “nexus” basis in connection with the ownership, operation or management of the Business or the Transferred Assets.

(j)            Purchaser will not be held liable for any unpaid Taxes with respect to any of the Transferred Assets or the Business for any Pre-Closing Tax Period as a successor or transferee, by statute, Tax Sharing Agreement, or otherwise pursuant to applicable Law, including any Taxes of Seller or Seller’s Affiliates.

(k)           With respect to the Business or the Transferred Assets, Seller has not (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or “Applicable Taxes” as defined in IRS Notice 2020-65, as modified by the Section 274 of Division N of the CCA, (ii) received or applied for any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Pub. L. 116-127), Section 2301 of the CARES Act (as modified by Section 206 of Division EE of the CCA), and Section 303 of Division EE of the CCA, or (iii) sought, and does not intend to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act and as modified by Section 311 of Division N of the CCA.

(l)            There are no Liens for Taxes on the Transferred Assets, except for Permitted Liens.

(m)            No Transferred Asset (i) is property that is required to be treated for Tax purposes as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) is tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

3.14            Material Contracts.

(a)            Section 3.14(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all of the following Contracts (other than purchase orders and invoices) to which Seller is a party or by which it is bound or by which any of the Transferred Assets are bound or affected (each Contract so listed or required to be listed, and each of the Contracts to which Seller becomes a party or by which it becomes bound after the date of this Agreement, together with the Business IP Agreements, the “Material Contracts”):

(i)            any Contract, including any manufacturing, supply or distribution agreement Related to the Business and that (i) requires by its terms the payment or delivery of cash or other consideration by or to Seller in an amount in excess of $100,000 during the fiscal year ended December 31, 2022 or anticipated to be in excess of such amount during any fiscal year thereafter, or (ii) was not entered into in the ordinary course of business on the Seller’s standard form of manufacturing, supply or distribution agreement;

(ii)            any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development or other similar agreement Related to the Business;

(iii)           any Contract with any Person (A) pursuant to which Purchaser, after the Closing Date, may be required to pay milestone payments, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, marketing, commercial manufacture or other similar occurrences, developments, activities or events with respect to the Products or any Intellectual Property used therein, or (B) under which Seller granted to any Person a right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to the Products or any Intellectual Property used therein;

(iv)           all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;

(v)           any Contract with any Governmental Entity that is Related to the Business;

(vi)           any Contract for the lease of personal property Related to the Business which provides for payments to or by Seller (A) in any one case of $25,000 or more annually in the year ended December 31, 2022, (B) anticipated to exceed such amount during the year ending December 31, 2023 or (C) of $50,000 or more over the term of the Contract;

(vii)          any Contract for any capital expenditure or leasehold improvement Related to the Business or relating to any Transferred Assets in any one case in excess of $50,000 in the year ended December 31, 2022 or anticipated to exceed such amount in the year ending December 31, 2023 or any such Contracts for any such expenditure or improvement in the aggregate exceeding $50,000 over the term of the Contract;

(viii)         any Contract that (A) limits or purports to limit, the freedom of the Business (or Seller) to engage or compete in any line of business or with any Person or in any geographic area, or to hire or solicit to hire any Person, (B) contains exclusivity, “most favored nation” obligations or pricing notification obligations, or other similar restrictions to which the Business (or Seller) or any Transferred Assets are subject, (C) contains a right of renegotiation or termination upon a change of market conditions, or (D) contains any other provisions restricting or purporting to restrict the ability of Seller or the Business to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research the Products, directly or indirectly through third parties;

(ix)           any Contract that relates to the future acquisition or disposition of any assets or properties of the Business that would constitute Transferred Assets if held by Seller immediately prior to the Closing (whether by option, call right, merger, sale or purchase of stock, sale or purchase of assets or otherwise), other than (A) as contemplated by this Agreement or any Ancillary Agreement or (B) any non-disclosure or similar agreement entered into in connection with Seller’s process of selling the Business whose subject matter does not provide for any obligation to engage in any such acquisition or disposition; and

(x)            all Contracts Related to the Business that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xi)           all Contracts Related to the Business that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xii)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements), and all termination and severance Contracts, which are Related to the Business and not cancellable without material penalty or without more than 30 days' notice;

(xiii)         all powers of attorney with respect to the Business or any Transferred Asset;

(xiv)         any collective bargaining Contract or other Contract with any labor organization, union or association relating to or affecting any Transferred Employees;

(xv)          any Lease Related to the Business;

(xvi)         any Contracts Related to the Business under which Seller (A) is granted a license to Intellectual Property from a third Person or (B) grants to any third Person a license to any Transferred IP, in each case, other than (x) Contracts with vendors or customers entered into in the ordinary course of business on the Seller’s standard form of customer or vendor agreement, and (y) Contracts with respect to licenses for commercially-available or open source “off the shelf” or hosted software technology products providing for an aggregate purchase price (or license fees over the term of the license) fees that do not exceed $10,000;

(xvii)        any Contract with a Key Customer or Key Supplier; and

(xviii)       all other Contracts that are material to the Transferred Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.14.

(b)           True, correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) in effect as of the date hereof have been made available to Purchaser in the Data Room.  Each Material Contract in effect as of the date hereof is a legal, valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, of each other counterparty thereto, subject to the Bankruptcy and Equity Exceptions.

(c)            Seller is not in breach or default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract in any material respect. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by any other party under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has not received notice that it is in breach or default under any Material Contract to which it is a party or by which it is bound and there are no material disputes pending or, to Seller’s Knowledge, threatened under any Material Contract.

3.15            Inventory. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, all Product Inventory (whether or not reflected in the Balance Sheet) is of a quality and quantity that may be used and sold in the ordinary course of business consistent with past practice, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established. The quantities of each item of Product Inventory are not excessive and are reasonable in the present circumstances of Seller. None of the Product Inventory will expire or otherwise become ineligible for sale within 45 days of the Closing Date. All Product Inventory is owned by Seller or free and clear of all Liens, and no Product Inventory is held on a consignment basis.

3.16            Intellectual Property.

(a)            Section 3.16(a) of the Seller Disclosure Schedule contains a correct, current and complete list of: (i) all Business IP Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Marks included in the Transferred IP; (iii) all proprietary Software (if any) included in the Transferred IP; and (iv) all other Transferred IP.

(b)            Section 3.16(b) of the Seller Disclosure Schedule contains a correct, current and complete list of all Business IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Business IP Agreements: (i) under which Seller or any of its Affiliates is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property; (ii) under which Seller or any of its Affiliates is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller's ownership or use of any Intellectual Property. Seller has provided Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Business IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Business IP Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (or not to renew), any Business IP Agreement.

(c)            The Business IP that is issued by, registered, recorded or filed with, or the subject of a pending application before any Governmental Entity (the “Business Registered IP”), and all other Business IP, is subsisting and valid and enforceable. Seller has taken all steps necessary to enforce and maintain the Business IP. All required filings and fees related to the Business Registered IP have been timely submitted with and paid to the relevant Governmental Entities and other parties. Seller has provided Purchaser with true and complete copies of all documents, certificates, correspondence, office actions, assignments, file histories and other instruments relating to the Business Registered IP.

(d)            Seller is the sole and exclusive legal and beneficial, and with respect to the Business Registered IP, record, owner of all right, title and interest in and to the Business IP that is owned or purported to be owned by Seller (the “Owned Business IP”), all of which is Transferred IP, and has the valid and enforceable right or license to use, pursuant to the Business IP Agreements, all other Intellectual Property (the “Licensed Business IP”) used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Liens other than Permitted Liens. The Transferred IP and Licensed Business IP are all of the Intellectual Property necessary to operate the Business as presently conducted. Seller has entered into binding and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property included in the Business IP during the course of employment or engagement with Seller or any of its Affiliates whereby such employee or independent contractor (i) acknowledges Seller's exclusive ownership of all Business IP invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Purchaser with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller's ownership interest in the Business IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.

(e)            None of the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, Purchaser’s right to own or use any Transferred IP or Licensed Business IP in the conduct of the Business as currently conducted, or result in the payment of any additional amounts with respect thereto. Immediately following the Closing, all Transferred IP will be owned or available for use by Purchaser on substantially the same terms as they were owned or available for use by Seller (or its Affiliates, as applicable) immediately prior to the Closing.

(f)            There is not and there has not been any Action whether settled or pending, or to the Knowledge of Seller, threatened against Seller (including in the form of offers to obtain a license), to the extent relating in any way to the Business IP, Transferred IP or the Business or the operations or conduct thereof: (i) alleging that the conduct of the Business is or was infringing, misappropriating, or otherwise violating the Intellectual Property rights of any other Person; (ii) challenging the ownership, patentability, registrability, enforceability or validity of any Transferred IP (including any Business Registered IP); or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Transferred IP. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Business IP.

(g)            The Transferred IP does not and has not, and the conduct of the Business as currently and formerly conducted by Seller and its Affiliates, including the use of the Business IP (whether or not Transferred IP) in connection therewith, have not infringed, misappropriated or otherwise violated the Intellectual Property or rights therein of any Person, and to the Knowledge of Seller no Person has infringed, misappropriated, or otherwise violated any Owned Business IP or rights therein.

(h)            Seller takes commercially reasonable measures to protect the confidentiality of all Trade Secrets and other confidential information that are included in the Business IP, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(i)            The Business has not experienced any incident in which any Personal Data was subject to any security breach. Seller and its Affiliates are, and have been at all times, operating the Business in compliance with all applicable Laws regarding Personal Data and all of Seller’s (and its Affiliate’s, as applicable) internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Data in the conduct of the Business. In connection with the Business or the Transferred Assets, neither Seller nor any of its Affiliates has (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Data in their possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning the Seller's collection, Processing, storage, or protection of personal information or actual, alleged, or suspected violation of any applicable Data Protection Law, and to Seller's Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

3.17            Brokers. Except for the Persons set forth in Section 3.17 of the Seller Disclosure Schedule whose fees with respect to the Transactions will not be borne by Purchaser or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.

3.18            Sufficiency of Assets; Title to Assets.

(a)            Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, immediately prior to the Closing, the Transferred Assets will (taking into account the materials, goods and services to be provided, and the other rights to be granted or conveyed, under this Agreement and the Ancillary Agreements, including Seller’s obligations under the Transition Services Agreement (the “Support Services”)) be sufficient for the conduct of the Business immediately following the Closing in all material respects as it is conducted as of the date of this Agreement and as conducted immediately prior to the Closing. The Transferred Assets are in good operating condition and repair in all material respects and are adequate in all material respects for the uses to which they are being put, and none of the Transferred Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b)            Seller owns good, valid and marketable title, or a valid leasehold or other interest, in all of the Transferred Assets, and as a result of the Transactions, Purchaser will acquire such good, valid and marketable title, or valid leasehold or other interest, in all of the Transferred Assets. All Transferred Assets are free and clear of Liens except for Permitted Liens.

(c)            Section 3.18(c) of the Seller Disclosure Schedule sets forth a complete list of, and the Transition Services Agreement provides for, (i) the Support Services, (ii) the Intercompany Business Arrangements and (iii) all other services and resources to be provided to Purchaser under the Ancillary Agreements that are necessary or useful for the continued operation of the Business by Purchaser following the Closing.

(d)            No Affiliate of Seller has any interest in any Transferred Assets or the Business, including without limitation any Intellectual Property, Leases, Real Property, Products, inventory, Contracts, personnel, registrations, licenses or Permits Related to the Business, and no portion of the Business or the Transferred Assets is currently or in the past has been operated through any Affiliate of Seller.

3.19          Product Registrations; Regulatory Compliance.

(a)            Section 3.19(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of all Transferred Registrations, including the owner thereof.

(b)            Except as set forth on Section 3.19(b) of the Seller Disclosure Schedule:

(i)            the Products are and have been developed, designed, manufactured, labeled, distributed, marketed and sold in compliance with applicable Law (including applicable Healthcare Laws) and in accordance with the specifications and standards contained in such Transferred Registrations; and

(ii)            all applications, notifications, submissions, claims, reports and statistics, and other data and conclusions derived therein, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity, when submitted to the FDA or other Governmental Entity by Seller, were true, complete and correct as of the date of submission, and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been timely submitted to the FDA or other Governmental Entity.

(c)            Seller has complied with all applicable Healthcare Laws in connection with the Products, the operation of the Business and the ownership, operation and use of the Transferred Assets.

(d)            Except as set forth on Section 3.19(d) of the Seller Disclosure Schedule, there have been no recalls, field corrections, market withdrawals or replacements, safety alerts, seizures, field notifications, notifications of misbranding or adulteration or other notice of action relating to any alleged defect, lack of safety, efficacy or regulatory compliance of the Products or any other adverse regulatory action relating to the Business or the Transferred Assets (each, a “Safety Notice”), nor, to the Knowledge of Seller, are there any facts existing as of the date hereof that would be reasonably likely to result in (i) a Safety Notice with respect to the Products, the Transferred Assets, or the Business, (ii) a change in labeling of the Products due to safety or efficacy concerns; (iii) the withdrawal of, or material modification of, any Permit (including any Transferred Registration), or (iv) a termination or suspension of developing, marketing, distributing, or testing of the Products.

(e)            Seller has not received any FDA Form 483, Warning Letter, adverse inspectional finding, untitled letter or other correspondence, notice or communication from the FDA or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws with respect to the Products or in connection with the Business or the Transferred Assets or (ii) contesting the development, manufacture, distribution, uses of or the labeling and promotion of any of the Products (collectively, “Additional Notices”). True and complete copies of all communications, reports, responses, notices and other correspondence (including comment letters, inspection results and remediation plans) from or to (A) Seller or any of its Affiliates, on the one hand, and (B) the FDA or any other Governmental Entity, on the other hand, in connection with any Safety Notice or Additional Notice have been made available to Purchaser.

(f)            Except as set forth on Section 3.19(f) of the Seller Disclosure Schedule, there are not presently, and there previously have not been, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications by any Governmental Authority alleging non-compliance on the part of Seller or any Seller Affiliate with applicable Healthcare Laws and relating to the Business, the Products, or the Transferred Assets, and to Seller’s Knowledge, no such actions are threatened.

(g)            Except as set forth on Section 3.19(g) of the Seller Disclosure Schedule, there are not presently, and there previously have not been, any suits, demands, claims, proceedings, demand letters, or other communications by customers or other third parties relating to any alleged non-compliance by Seller or Seller’s Affiliates with the terms of any quality agreements or other contractual commitments regarding the quality or regulatory compliance and relating to the Business, the Products, or the Transferred Assets, and to Seller’s Knowledge, no such actions are threatened.

(h)            Neither Seller, nor, to the Knowledge of Seller, any of its Representatives or those from whom they receive products or services relating to the Business or the Transferred Assets is currently excluded or debarred under applicable Law to participate in any United States federal or state health care programs or similar programs outside the United States.

(i)            Certain Filings and Lists.

(i)            To the extent required by applicable Law, premarket notification submissions and related documents and information for each Product (510(k), abbreviated or special 510(k) submissions, Investigational Device Exception (“IDE”) submissions or similar submissions) have been filed, approved or cleared, and maintained in compliance in all material respects with applicable Laws administered or promulgated by the FDA or other Governmental Entity, for sales in the United States or in any other country. Seller has filed and currently maintains and has maintained during all applicable periods its Tissue Establishment Registration in accordance with 21 CFR Part 1271 with the FDA as a processor and distributor of human cells, tissues and cellular- and tissue-based products (HCT/Ps). All preclinical and clinical studies that support any such United States approval or clearance of any Product have been conducted in compliance in all material respects with 21 CFR Part 812 and “Good Laboratory Practices” (21 CFR Part 58). No filing or submission to the FDA or any other Governmental Entity that is the basis for any such approval or clearance contains any material omission or material false information.

(ii)            Section 3.19(i)(ii) of the Seller Disclosure Schedule lists for each Product (by SKU) the product category, a general description and type of product that each is “regulated as” (e.g., Section 361), shows the Seller’s status with respect to each Product (e.g., “manufacturer”), and indicates (A) which Products are commercialized, marketed, sold or placed in interstate commerce in the United States under an approved or cleared FDA authority (e.g., 510(k), abbreviated or special 510(k) or IDE), (B) which Products are commercialized, marketed or sold solely pursuant to a Tissue Establishment Registration, (C) which Products are commercialized, marketed or sold outside the United States under an approved or cleared authority from another Governmental Entity, and (D) which Products are not so commercialized, marketed, sold or placed in interstate commerce under an approved or cleared authority or pursuant to a Tissue Establishment Registration, and indicating why such Products are being so commercialized, marketed, sold or placed without such authority. Section 3.19(i)(ii) of the Seller Disclosure Schedule also lists all 510(k)s, abbreviated or special 510(k) submissions, IDE submissions and similar submissions (e.g., relating to CE Markings) Related to the Business as currently conducted and currently pending with the FDA or any Governmental Entity outside the United States.

(j)            Product Safety.

(i)            Except as set forth on Section 3.19(j)(i) of the Seller Disclosure Schedule, Seller has not been required to file with the FDA a report concerning an adverse reaction or an adverse event (including MedWatch) or to file any other report or provide information to any product safety agency (other than the FDA), commission, board or other Governmental Entity of any jurisdiction, concerning actual or potential hazards with respect to any Product. Each Product complies with all material product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

(ii)            Except as set forth on Section 3.19(j)(ii) of the Seller Disclosure Schedule, Seller has not received any written notice that Seller has, and there is no reasonable basis for any Action against the Seller for, any Liability arising out of any injury to any person or property as a result of a Product.

(k)            All current operations of the Seller with respect to Products and the Transferred Assets (i) are compliant in all material respects with all applicable Good Tissue Practices as defined by 21 CFR Part 1271 and any similar applicable Permits or Laws of any other Governmental Entity (including Product Registrations), including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new Product, and (ii) have achieved and maintained all applicable quality certifications including all required FDA Good Tissue Practices requirements and Quality System Regulations. There is no pending or, to the Seller's Knowledge, threatened Action to audit, repeal, fail to renew or challenge any such certification.

(l)            Section 3.19(l) of the Seller Disclosure Schedule sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, currently or previously undertaken or sponsored by Seller or any of its Affiliates with respect to any Product.  All material information regarding the efficacy, safety and utility of the Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Purchaser after the Closing. Neither Seller nor any of its Affiliates has conducted, supervised or monitored any clinical trials.

3.20            Healthcare Law Matters. Since January 1, 2017, in connection with the Business, the Transferred Assets and the Products, Seller and its Affiliates and Representatives have conducted, and presently conduct, business in compliance with all applicable Healthcare Laws including:

(a)            All material reports, data, documents, claims, notices, registrations, certifications or approvals required to be filed, obtained, maintained or furnished under any Healthcare Law to any Governmental Entity by the Seller or Representatives acting on its behalf have been timely filed, obtained, maintained or furnished, and all such reports, documents, claims, notices, registrations and certifications were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Seller and its Affiliates have maintained sufficient documentation to support such reports, documents, claims, applications, and written notices in accordance with all applicable Laws and agreements.

(b)            None of Seller or any Representative acting on its behalf has, in connection with any requirement under any Healthcare Law, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, constituted a material violation of any Healthcare Law or would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(c)            None of Seller nor any Representative acting on its behalf is a party to any Contract (including any consulting agreement or speaking arrangement) with any Healthcare Professional who is in a position to (i) make or influence referrals to or otherwise generate business to or for the Seller, or (ii) provide services, lease space, lease equipment or engage in any other venture or activity with Seller, other than in each case Contracts that are in compliance with all applicable Healthcare Laws. None of Seller or any Representative acting on their behalf has directly or indirectly (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any Healthcare Professional in order to obtain or generate business, referrals or payments from such Healthcare Professional in violation of any Healthcare Law, or (ii) given or agreed to give, or has knowledge that there has been made or that there is any agreement to make, (A) any illegal gift or illegal gratuitous payment of any kind, nature or description (whether in money, property or services) to any Healthcare Professional, (B) any contribution, payment or gift of funds or property to, or for the private use of, any Healthcare Professional where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any applicable Healthcare Law, or (C) any payment to any Healthcare Professional or to any Representative of Seller or any of its Affiliates, with the intention or understanding that any part of such payment would be used or was given for an illegal purpose under any applicable Healthcare Law.

(d)            The compensation paid or agreed to be paid by Seller to any Healthcare Professional who is currently employed by or contracted with Seller is fair market value for the services and items actually provided by such Healthcare Professional, not taking into account the value or volume of referrals or other business generated by such Healthcare Professional for Seller. The Seller has at all times maintained a written agreement with each Healthcare Professional receiving material compensation from the Seller or such Affiliate.

(e)            Neither Seller nor any of its Affiliates or Representatives, or any Transferred Employees (i) is currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) or any state healthcare program or other third party payment program (collectively, the “Healthcare Programs”), (ii) has been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Healthcare Programs, (iii) is, to the Knowledge of Seller, under investigation or otherwise aware of any circumstances which may result in being excluded from participation in the Healthcare Programs, (iv) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (v) is or has been a party to or subject to a corporate integrity agreement, corporate compliance agreement or other settlement agreement with the Office of Inspector General of the United States Department of Health and Human Services, the Centers for Medicare & Medicaid Services, the United States Department of Justice, any Medicaid Fraud Control Unit, or any state Attorney General, as a result of an alleged violation of any Healthcare Law, (vi) is or has been a party to or subject to any criminal, civil, or administrative action or proceeding, or to the Seller’s Knowledge, any threatened action or proceeding, concerning any of the matters described in clauses (i) through (v). Neither Seller nor any of its Affiliates or Representatives is, or has been, to the Knowledge of the Seller, subject to any indemnification claim by any customer, client, vendor or other contracting party with respect to any action taken against such contracting party that is alleged to have resulted from an act or omission of Seller or the Business.

(f)            Seller has adopted and maintains a compliance program to ensure compliance with Healthcare Laws, and Seller is, and has been since January 1, 2017, in compliance in all material respects with such program, and any instances of material non-compliance identified as a result of such compliance program have been corrected or remedied.

(g)            None of Seller or its Affiliates have ever enrolled, participated, or contracted with any Healthcare Program related to the Business or the Products and have never submitted claims or sought payment or reimbursement from any Healthcare Program for services or items rendered or provided by the Business.

3.21            Data Protection and IT Systems.

(a)            Seller has complied in all material respects with applicable Data Protection Requirements in connection with the operation of the Business as currently conducted and as conducted at all times since January 1, 2020. Neither Seller nor any of its Affiliates has received written notice of any claim or action against Seller or any of its Affiliates with respect to alleged violations of Data Protection Requirements in connection with the operation of the Business and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such notice.

(b)           Seller’s information technology assets and equipment, including all computers, systems, networks, hardware, Software, websites, peripherals, applications, databases and similar or related items (collectively, “IT Systems”) operate and perform in all respects as required in connection with the operation of the Business as currently conducted, are in good working condition and are sufficient for the operation of the Business as currently conducted and, to the Knowledge of Seller, are free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Seller has implemented and maintained commercially reasonable controls and taken all commercially reasonable steps designed to maintain and protect the confidentiality, security, integrity and availability of the IT Systems and Personal Data Processed by Seller in connection with the Business as currently conducted, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. There have been no (i) breaches, outages or unauthorized uses of, accesses to or other compromise of, the IT Systems or Personal Data stored or otherwise Processed by Seller or any of its Affiliates or (ii) malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems, in each case that has resulted or is reasonably likely to result in disruption or damage to the Business.

3.22            Product Warranty.

(a)            Seller has provided or made available to Purchaser copies of the terms and conditions of sale for each of the Products, including all guaranty, warranty and indemnity provisions, and neither Seller nor any of its Affiliates has given to any Person any Product guaranty or warranty, right of return or other indemnity other than on terms that do not materially differ from such standard terms and conditions of sale.

(b)            Except as set forth in Section 3.22(b) of the Seller Disclosure schedule, (i) each Product manufactured, sold, distributed, shipped or licensed, or service rendered by, Seller or any of its Affiliates has been in conformity in all material respects with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products, and no Products are toxic when used in accordance with their intended use and instructions for use. Each Product contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

3.23            Suppliers and Customers.

(a)            Section 3.23(a) of the Seller Disclosure Schedule sets forth a true and complete list of (i) the names and addresses of the ten 10 largest customers of the Business during the twelve (12) month periods ended December 31, 2021 and 2022 (the “Key Customers”), (ii) the amount for which each such Key Customer was invoiced during such period, (iii) the percentage of the consolidated total sales of the Business represented by sales to each such Key Customer during such period, and (iv) the amount for which each such Key Customer was invoiced during the period from January 1, 2023 through June 30, 2023. Since January 1, 2021, neither Seller nor any of its Affiliates has received written notice from a Key Customer set forth on Section 3.23(a) of the Seller Disclosure Schedule indicating that it has or will, and, to the Seller’s Knowledge, no such Key Customer has threatened to (A) cease or substantially reduce use of Products or services of the Business, or (B) seek to reduce the price it will pay for the Products or services of the Business.

(b)            Section 3.23(b) of the Seller Disclosure Schedule sets forth a true and complete list of (i) the ten (10) largest suppliers of the Business during for the twelve (12) month periods ended December 31, 2021 and 2022 (the “Key Suppliers”), and (ii) the amount for which each such Key Supplier invoiced the Seller during such period. Since January 1, 2021, neither Seller nor any of its Affiliates has received written notice indicating, and to Seller's Knowledge no such Key Supplier has threatened, any material adverse change in the price of such goods or services provided by any such Key Supplier to Seller or Purchaser, or that any such Key Supplier will not sell goods or services to Seller or Purchaser at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to Seller or Seller’s Affiliates, subject to general and customary price increases.

3.24            Insurance. Section 3.24 of the Seller Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or any of its Affiliates and Related to the Business, the Transferred Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Transferred Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller and any such Affiliates since January 1, 2021. Except as set forth on Section 3.24 of the Seller Disclosure Schedule, there are no claims Related to the Business or otherwise related to the Transferred Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Seller is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Purchaser.

3.25            Real Property.

(a)            Section 3.25(a) of the Seller Disclosure Schedule contains a list of all real property and interests in real property that are owned by Seller and are Related to the Business (the “Owned Real Property”). Other than the Owned Real Property, in connection with the Business, (i) Seller , has never owned, any real property Related to the Business, and (ii) there are no interests in real property owned in fee by Seller Related to the Business.

(b)            Section 3.25(b) of the Seller Disclosure Schedule contains a list of all real property and interests in real property that are currently leased by Seller and are Related to the Business (the “Leased Real Property”).

(c)            With respect to Leased Real Property, Seller has delivered to Purchaser a true and complete copy of every lease and sublease pursuant to which Seller is a party or by which it is bound (each, a “Lease”). Each Lease, and all amendments thereto, are listed on Section 3.25(b) of the Seller Disclosure Schedule. Except as shown on Section 3.25(b) of the Seller Disclosure Schedule, each Lease is unmodified and is in full force and effect. Seller has complied in all material respects with all of its covenants, warranties and other undertakings and obligations under the Leases, including, without limitation, the obligations to pay rent. Seller has peaceful, undisturbed and exclusive possession of the Leased Real Property. To Seller's Knowledge, there is no event which with the giving of notice, the passage of time or both would constitute a default by the landlord under any Lease.

(d)            The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict or impair the use of the Real Property for purposes of the Business as currently conducted.

(e)            No Governmental Entity having the power of eminent domain over the Real Property has commenced or, to the Seller's Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of such Real Property. There are no pending or, to Seller's Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or would reasonably be likely to materially and adversely affect the current use, occupancy or value thereof. Neither Seller nor any of its Affiliates has received written notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property. No landlord under any Lease has made any written or oral communication to Seller that it intends to increase the rent upon renewal of, or not to renew, such Lease.

(f)            No Person other than Seller is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Seller the right of use or occupancy of the Real Property or any portion thereof. No Person has a right or option to purchase any interest in all or any portion of the Owned Real Property, nor does any Person have a right or license to sublease any Leased Real Property.

3.26            SEC Filings. None of the Seller SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (as relates to Seller and its subsidiaries, taken as a whole).

3.27            Solvency. As of the date hereof and as of the Closing Date, (a) the amount of the “fair saleable value” of the assets of Seller and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of Seller and its Subsidiaries (on a consolidated basis), including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of Seller and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b)  Seller and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of its businesses; (c) Seller and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature; and (d) no transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Seller and its Affiliates. Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.28           Trade Control. To the extent Related to the Business, Seller is in compliance in all material respects with export controls, sanctions, import restrictions or other trade restrictions arising under the Laws of any jurisdiction. Seller has not transported or transports, or has used or uses, materials in any manner that has violated or violates (or would cause such Person to be in violation of) in any material respect export controls, sanctions or other trade restrictions that are Related to the Business.

3.29            Books and Records. The minute books of Seller that are Related to the Business, all of which have been made available to the Purchaser, are complete and correct. To the extent Related to the Business, such minute books contain accurate and complete records of all meetings, and actions taken by written consent of, the board of directors of Seller and any committees thereof.

3.30            Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or, to the Knowledge of Seller, omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.31            No Other Representations or Warranties.

(a)            Notwithstanding the delivery or disclosure to Purchaser, any of its Affiliates or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in this Article III (in each case, as qualified by the Seller Disclosure Schedule) or in any Ancillary Agreements, neither Seller nor any other Person has made or is making, and Seller expressly disclaims, any other representation or warranty of any kind or nature, whether express or implied, at law or in equity, including any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Transferred Assets, the Assumed Liabilities or the Business, or any part thereof.

(b)            In entering into this Agreement and the Ancillary Agreements, Seller relied solely upon its own investigation and analysis and the representations and warranties expressly contained in Article IV and the Ancillary Agreements and no other representations or warranties of Purchaser, any of its Affiliates or any other Person, either express or implied, and Seller, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly set forth in Article IV and the Ancillary Agreements, none of Purchaser, nor any of its Affiliates, nor any of their respective Representatives nor any other Person makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Seller or any of its Affiliates or its or their respective Representatives or financing sources (including lenders) prior to the execution of this Agreement (and has relied solely on such express representations and warranties in Article IV and the Ancillary Agreements) or (ii) with respect to any Earn-Out Amounts or the post-Closing operation of the Business.

Article IV
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1            Organization and Qualification. Purchaser is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Purchaser (a) has all requisite corporate or other organizational power and authority to carry on its business as now being conducted and (b) is qualified to do business and is in good standing as a foreign Person in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to (i) prevent or hinder or delay in any material respect any of the Transactions or (ii) affect the ability of Purchaser or any of its Affiliates to perform their respective obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

4.2            Authorization.

(a)            Each of Purchaser and Guarantor has all necessary power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is or will be (as of the Closing) a party and to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which Purchaser or Guarantor is or will be (as of the Closing) a party has been, or when executed will be, duly authorized by all necessary corporate (or other similar) action and duly and validly executed and delivered by Purchaser or Guarantor, and, assuming the due authorization, execution and delivery by Seller thereof, this Agreement and each such Ancillary Agreement constitutes, or will constitute upon execution thereof, a valid, legal and binding agreement of Purchaser and Guarantor, enforceable against Purchaser and Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

4.3            Consents and Approvals; No Violations.

(a)            No filing with or notice to, and no approval, consent, authorization or other Permit of or from, any Governmental Entity is required on the part of Purchaser or any of its applicable Affiliates for the execution and delivery of this Agreement or any Ancillary Agreement to which Purchaser or any such Affiliate is or will be a party, the performance of their respective obligations hereunder and thereunder, and the consummation of the Transactions, other than compliance with applicable Antitrust Laws, including the HSR Act, or any other filings, notices, approvals, consents, authorizations or Permits, the failure to make, comply with or obtain would not reasonably be expected to (A) prevent or hinder or delay in any material respect any of the Transactions or (B) affect the ability of Purchaser or any of its Affiliates to perform their respective obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

(b)            Assuming compliance with the items described in clauses (i) through (iv) of Section 4.3(a), neither the execution, delivery nor performance of this Agreement or any Ancillary Agreement by Purchaser or any of its applicable Affiliates, nor the consummation of the Transactions, will (A) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Purchaser or such Affiliates, as applicable; (B) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates is a party or bound; or (C) violate any Law applicable to Purchaser, such Affiliates, or any of their respective properties, assets or operations or conduct of their respective businesses, except in each case of the foregoing clauses (B) and (C), for conflicts, breaches, violations or infringements that would not reasonably be expected to (x) prevent or hinder or delay in any material respect any of the Transactions or (y) affect the ability of Purchaser or any of its Affiliates to perform their respective obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

4.4            Sufficiency of Funds. Subject to Seller’s compliance with Section 5.22, Purchaser will have sufficient cash on hand or other sources of immediately available funds at the Closing to pay the Base Purchase Price and to pay all fees and expenses to be paid by Purchaser in connection with the Transactions.

4.5            Litigation. As of the date of this Agreement, there is no Action pending, or to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates, that would reasonably be expected to (a) prevent or hinder or delay in any material respect any of the Transactions and (b) affect the ability of Purchaser or any of its Affiliates to perform their respective obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect. As of the date of this Agreement, neither Purchaser nor any of its Affiliates is subject to any outstanding Order that would reasonably be expected to (i) prevent or hinder or delay in any material respect any of the Transactions or (ii) affect the ability of Purchaser or any of its Affiliates to perform their respective obligations under this Agreement or any of the Ancillary Agreements, in each case, in any material respect.

4.6            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

4.7            Inspections; Limitation of Seller’s Warranties. In entering into this Agreement and the Ancillary Agreements, Purchaser relied solely upon its own investigation and analysis and the representations and warranties expressly contained in Article III (in each case, as qualified by the Seller Disclosure Schedule) and the Ancillary Agreements and no other representations or warranties of Seller, any of its Affiliates or any other Person, either express or implied, and Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly set forth in Article III (in each case, as qualified by the Seller Disclosure Schedule) and the Ancillary Agreements, none of Seller, nor any of its Affiliates, nor any of their respective Representatives nor any other Person makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or its or their respective Representatives or financing sources (including lenders) prior to the execution of this Agreement (and has relied solely on such express representations and warranties in Article III (in each case, as qualified by the Seller Disclosure Schedule) and the Ancillary Agreements) or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business heretofore or hereafter delivered to or made available to Purchaser or any of its Affiliates or its or their respective Representatives or financing sources (including lenders) (and has relied solely on such express representations and warranties in Article III (in each case, as qualified by the Seller Disclosure Schedule) and the Ancillary Agreements).  Without limiting the generality of the foregoing, Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that none of Seller, nor any of its Affiliates, nor any of their respective Representatives or any other Person makes or has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Business made available to Purchaser, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Business by management or other Representatives of the Business, Seller, any of their respective Affiliates or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Purchaser and its Representatives and advisors are not and shall not be deemed to be or to include representations or warranties of the Business or Seller or any of its Affiliates. Notwithstanding the foregoing, nothing in this Section 4.6 or otherwise in this Agreement shall be construed to limit Purchaser’s ability to bring a claim for Actual Fraud in connection with the Transactions.

4.8            No Other Representations or Warranties. Notwithstanding the delivery or disclosure to Seller, any of its Affiliates or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in this Article IV or in any Ancillary Agreements, neither Purchaser nor any other Person has made or is making, and Purchaser expressly disclaims, any other representation or warranty of any kind or nature, whether express or implied, at law or in equity.

Article V
ADDITIONAL AGREEMENTS

5.1            Access to Books and Records.

(a)            During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall afford to Purchaser and its Representatives reasonable access to the books, records, properties and employees, in each case to the extent relating to the Business for purposes of furthering the Sale and the other transactions contemplated hereby, during normal business hours, upon reasonable advance written notice and in accordance with the procedures established by Seller. Purchaser further agrees that any permitted investigation undertaken by Purchaser pursuant to the access granted under this Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business and under the supervision of Seller’s designated personnel. All of the books, records and other information to which Purchaser or any of its Representatives is provided access pursuant to this Section 5.1(a) shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller shall not be required to provide access to or disclose to Purchaser or its Representatives any information if: (i) Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in any Action and such information is reasonably pertinent thereto; (ii) such access or disclosure would, in Seller’s reasonable discretion, jeopardize attorney-client, work product or similar privilege of Seller or any of its Affiliates or contravene any applicable Laws or Orders of a Governmental Entity of competent jurisdiction; or (iii) it relates to the sale process with respect to the Business or the possible sale of the Business to any other third parties prior to the date hereof; provided, further, that if disclosure is restricted pursuant to the foregoing, Seller shall, to the extent legally permissible, and reasonably practicable, cooperate with Purchaser and make appropriate substitute arrangements. The auditors and independent accountants of Seller shall not be obligated to make any work papers available to Purchaser or its Representatives under this Agreement unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

(b)            At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford to Seller and its Representatives reasonable access to the books, records, properties and employees of the Business (including the Transferred Books and Records, the Transferred Business Employee Records and the Transferred Marketing Materials) and such cooperation and assistance as shall be reasonably required, in each case, to enable Seller and its Affiliates to comply with applicable Law, stock exchange rules and financial reporting requirements and for any other reasonable business purpose, including in respect of third party litigation and insurance matters, but excluding disputes under this Agreement or any Ancillary Agreement. Seller further agrees that any permitted investigation undertaken by Seller pursuant to the access granted under this Section 5.1(b) shall be conducted in such a manner as not to interfere unreasonably with the operation of Purchaser’s business and under the supervision of Purchaser’s designated personnel. Notwithstanding the foregoing or anything to the contrary in this Agreement, Purchaser shall not be required to provide access to or disclose to Seller or its Representatives any information if: (i) Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in any Action and such information is reasonably pertinent thereto; (ii) such access or disclosure would, in Purchaser’s reasonable discretion, jeopardize attorney-client, work product or similar privilege of Purchaser or any of its Affiliates or contravene any applicable Laws, Orders of a Governmental Entity of competent jurisdiction, fiduciary duties, or contractual obligations of confidentiality; (iii) such access or disclosure would disclose a trade secret (including source code); (iv) Purchaser reasonably determines that such information should not be so disclosed due to its competitively sensitive nature; or (v) it relates to Taxes or Tax Returns, other than information solely related to a Transferred Asset or the Business for a Pre-Closing Tax Period; provided, further, that if disclosure is restricted pursuant to the foregoing, Purchaser shall, to the extent legally permissible, reasonably necessary and reasonably practicable, cooperate with Seller and make appropriate substitute arrangements. The auditors and independent accountants of Purchaser shall not be obligated to make any work papers available to Seller or its Representatives under this Agreement unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

(c)            For a period of six (6) years after the Closing, Seller shall hold and not destroy or dispose of, and, to the extent applicable, shall cause its Affiliates to, provide Purchaser with copies of or access to (as determined in the sole discretion of Seller) any Books and Records that are not Transferred Books and Records, in each case, to the extent (i) relating to, held for use with or used in connection with the Business and (ii) in Seller’s or any of its applicable Affiliates’ possession or control as of such time (such Books and Records, collectively, the “Commingled Books and Records”); provided, however, that (A) neither Seller nor its Affiliates, as applicable, shall be required to provide copies of or access to any Commingled Books and Records to the extent providing such copies or access would, in Seller’s reasonable discretion and determined in good faith, jeopardize attorney-client, work product or similar privilege of Seller or its Affiliates or contravene any applicable Laws or Orders of a Governmental Entity of competent jurisdiction, provided that in such event, Seller shall, to the extent legally permissible, and reasonably practicable, cooperate with Purchaser and make appropriate substitute arrangements, (B) for the avoidance of doubt, prior to providing copies or access to Purchaser under this Section 5.1(c), Seller and any of its Affiliates shall be entitled to redact or remove any information in any Commingled Books and Records to the extent such information is (x) not Related to the Business or (y) relating to, held for use with or used in connection with an Excluded Asset or Excluded Liability, (C) Seller and its Affiliates shall only be required to provide copies of or access to the Commingled Books and Records that have not otherwise been provided or made available to Purchaser, and (D) Purchaser shall comply with all applicable Data Protection Laws with respect to such copies or access.

(d)            For a period of six (6) years after the Closing, Seller shall hold and not destroy or dispose of, and, to the extent applicable, shall cause its Affiliates to, provide Purchaser with copies of or access to (as determined in the sole discretion of Seller) any employee or personnel files that are not Transferred Business Employee Records, in each case, to the extent (i) relating to a Transferred Employee and (ii) in Seller’s or any of its Affiliates’ possession or control as of such time (such employee or personnel files, collectively, the “Commingled Employee Records”); provided, that (A) neither Seller nor its Affiliates shall be required to provide copies of or access to any Commingled Employee Records to the extent providing such copies or access would, in Seller’s reasonable discretion and determined in good faith, jeopardize attorney-client, work product or similar privilege of Seller or its Affiliates or contravene any applicable Laws or Orders of a Governmental Entity of competent jurisdiction, provided that in such event, Seller shall, to the extent legally permissible, and reasonably practicable, cooperate with Purchaser and make appropriate substitute arrangements, (B) for the avoidance of doubt, prior to providing copies or access to Purchaser under this Section 5.1(d), Seller and any of its Affiliates shall be entitled to redact or remove any information in any Commingled Employee Records to the extent such information is (x) not Related to the Business or relating to any Transferred Employee, (C) Seller and its Affiliates shall only be required to provide copies of or access to the Commingled Employee Records that have not otherwise been provided or made available to Purchaser, and (D) Purchaser shall comply with all applicable Data Protection Laws with respect to such copies or access.

(e)            Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Seller and its Affiliates shall be entitled to (i) keep copies of any Transferred Books and Records, any Transferred Business Employee Records, any Transferred Marketing Materials, any Transferred Contracts or any other documents or materials transferred to Purchaser as part of the Transferred Assets for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures as in effect on the date of this Agreement or any applicable contractual obligations under a Contract in effect on the date of this Agreement that is not a Transferred Contract, subject to the confidentiality obligations hereunder, (ii) redact or remove any information in any such Transferred Books and Records or any other documents or materials transferred to Purchaser as part of the Transferred Assets to the extent not Related to the Business or (iii) redact or remove any information in the Transferred Business Employee Records to the extent not relating to any Transferred Employee.

(f)            For a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law, Purchaser agrees to hold and not to destroy or dispose of the Transferred Books and Records, the Transferred Business Employee Records, the Transferred Marketing Materials and all other Books and Records transferred to Purchaser or any of its Affiliates as part of the Transferred Assets. Following the expiration of such period, if Purchaser or any of its Affiliates desires to destroy or dispose of such books and records, solely upon written request of Seller delivered within thirty (30) days prior to the expiration of such six-year period, Purchaser shall offer to surrender such books and records to Seller.

(g)            From and after the Closing, subject to, at the reasonable written request of Seller, the execution of a customary common interest or similar agreement by Purchaser or the taking of such other actions by Purchaser as Seller deems reasonably necessary to preserve any attorney-client, work product or similar privilege, Seller shall, and shall cause its applicable Affiliates to, provide Purchaser with copies of or access to (as determined in the sole discretion of Seller) the portion of any Privileged Seller Documents that are (i) reasonably necessary (as determined by Seller in good faith) for Purchaser to prosecute, contest or defend any Action that is pending or threatened prior to the Closing and is Related to the Business or would otherwise constitute an Assumed Liability (such Actions, collectively, the “Pre-Closing Business Actions”) and (ii) in Seller’s or one of its Affiliates’ possession or control as of such time (such documents, the “Privileged Business Documents”); provided, further, that (A) neither Seller nor its Affiliates shall be required to provide copies of or access to any Privileged Business Documents to the extent providing such copies or access would, in Seller’s reasonable discretion and determined in good faith, jeopardize attorney-client, work product or similar privilege of Seller or its Affiliates (notwithstanding the delivery of a common interest agreement or similar agreement or the taking of such other actions by Purchaser as contemplated under this Section 5.1(g)) or contravene any applicable Laws or Orders of a Governmental Entity of competent jurisdiction, (B) for the avoidance of doubt, prior to providing copies or access to Purchaser under this Section 5.1(g), Seller and any of its Affiliates shall be entitled to redact or remove any information in any Privileged Business Documents to the extent not relating to the Pre-Closing Business Action, (C) Seller shall only be required to provide copies of or access to the Privileged Business Documents that have not otherwise been provided or made available to Purchaser, and (D) Purchaser shall comply with all applicable Data Protection Laws with respect to such copies or access.

5.2          Confidentiality.

(a)           The Parties hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect after the Closing Date, such that the information obtained by any Party, its Affiliates or its Representatives, during any investigation conducted, or pursuant to the receipt of any copies or any access provided, pursuant to Section 5.1, or in connection with the negotiation and execution of this Agreement or the consummation of the Transactions, or otherwise, that would constitute “Evaluation Material” under the terms of the Confidentiality Agreement shall be governed by the terms of the Confidentiality Agreement.

(b)           Seller shall (and shall cause its Affiliates to and its and their respective Representatives who have received Business Confidential Information to) keep confidential all confidential or proprietary information regarding the Business (the “Business Confidential Information”), except to the extent disclosure of such Business Confidential Information is reasonably required to comply with applicable Law, stock exchange rules and financial reporting requirements, in which case Seller shall consult with and accept the reasonable comments of Purchaser prior to any such disclosure and shall otherwise limit such disclosure to the matters required to be disclosed by applicable Law, stock exchange rules and financial reporting requirements. Notwithstanding the foregoing, Seller shall not be obligated to keep any information confidential that (i) is or becomes generally available to the public, other than as a result of a disclosure by Seller or any of its Affiliates or their respective Representatives, or (ii) becomes available to the Seller or any of its Affiliates on a non-confidential basis from a Person that is not, to the Knowledge of Seller, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser or any other party with respect to such information.

5.3          Regulatory and Other Authorizations.

(a)            Each of Purchaser and Seller, at their own expense, shall use its commercially reasonable efforts to promptly obtain all Government Consents that may be or become necessary for the performance of its obligations pursuant to this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such Government Consents.

5.4          Conduct of Business.

(a)            During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as contemplated by this Agreement or any Ancillary Agreement, (ii) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, or (iv) as set forth on Section 5.4(a) of the Seller Disclosure Schedule, Seller shall conduct the Business (A) in the ordinary course of business consistent with past practice and (B) in accordance with applicable Law, and use commercially reasonable efforts to (i) maintain intact and preserve the Business, (ii) maintain all Permits Related to the Business in full force and effect, (iii) keep available the services of the Business Employees set forth on Section 8.2(n) of the Seller Disclosure Schedule (it being understood that Seller shall not be responsible for any Business Employees who voluntarily terminate their employment without any encouragement from Seller), and (iv) preserve generally its present relationships and goodwill with Persons with which it has material business dealings, including customers, suppliers and service providers of and to their businesses, provided, that  if Seller seeks the consent of Purchaser to take any action prohibited by Section 5.4(b), and any such consent is withheld by Purchaser, the failure to take such action will not be deemed to be a breach of this Section 5.4(a).

(b)            During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (w) as contemplated by this Agreement or any Ancillary Agreement, (x) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as set forth on Section 5.4(b) of the Seller Disclosure Schedule, Seller shall not, and shall cause each of its applicable Affiliates and Representatives not to, take any of the following actions Related to the Business:

(i)            modify or amend in any material respect, cancel, fail to renew or terminate (other than, for the avoidance of doubt, any expiration or automatic extension in accordance with its terms) or become party to or bound by any Contract that is or would constitute a Material Contract, in each case, except in the ordinary course of business;

(ii)            settle or compromise any Action constituting an Assumed Liability or that is otherwise Related to the Business;

(iii)           terminate or fail to renew any Business Permit;

(iv)           sell, pledge, dispose of or encumber any Transferred Assets, other than sales, pledges, dispositions or encumbrances in the ordinary course of business (including, for the avoidance of doubt, sales or dispositions of Product Inventory) or, in the case of encumbrances, that would constitute Permitted Liens;

(v)            except as required by any existing Contracts or Benefit Plans as in effect on the date of this Agreement, (A)  increase the compensation or other benefits (including any PTO) payable or provided to any of the Business Employees , (B) enter into any Contract for the employment of any Business Employee that provides annual base compensation in excess of $75,000, (C) terminate any Business Employee, or (D) transfer any Business Employee outside of the Business;

(vi)           merge or consolidate with, or agree to merge or consolidate with, or purchase capital stock or other equity interests or all or substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, of any other Person;

(vii)          cancel, waive or forgive any debts, claims or rights Related to the Business, or fail to satisfy when due any material liability Related to the Business;

(viii)         make, change or rescind any material Tax election, file any amended Tax Return, prepare any Tax Return in a manner inconsistent with past practices, enter into any settlement or closing agreement relating to any Tax, settle or compromise any Action in respect of Taxes, request a ruling with respect to Taxes, or surrender any right to claim a refund, offset or other reduction in Tax Liability, in each case with respect to the Business or the Transferred Assets;

(ix)           effect, adopt or enter into a plan providing for any complete or partial liquidation, dissolution, restructuring, or similar transaction involving Seller; or

(x)            agree or commit to take any action described in this Section 5.4(b).

(c)           Notwithstanding the foregoing, nothing in this Section 5.4 shall give Purchaser any right to manage, control, direct or be involved in the management of Seller or any of its Affiliates at any time or the Business prior to the Closing.

5.5           Limitation on Assignment of Transferred Assets; Third-Party Consents.

(a)            Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver any Transferred Asset or any right thereunder if (i) an attempted sale, transfer, conveyance, assignment or delivery thereof without the consent, approval or other action of any Person would constitute a breach of any applicable restriction upon such sale, transfer, conveyance, assignment or delivery thereunder, trigger or accelerate rights of any Person thereunder, constitute a violation thereof or be ineffective under applicable Law and (ii) such consent or approval has not been obtained from, or other action has not been taken by, such Person on or prior to the Closing Date (collectively, the “Non-Assignable Assets”). This Section 5.5 shall not be construed as a waiver of Purchaser’s rights or the closing conditions under Section 8.2(g). Subject to Article VIII, notwithstanding the existence as of the Closing of any Non-Assignable Assets, (A) the Closing shall proceed in accordance with this Agreement and Purchaser shall pay the full Estimated Purchase Price at the Closing without the sale, assignment, conveyance, transfer or delivery of such Non-Assignable Assets, and (ii) to the extent not inconsistent with the terms of any Non-Assignable Asset or applicable Law, the Parties shall treat Purchaser as the owner thereof for Tax purposes from and after the Closing.

(b)            Seller and Purchaser shall each use commercially reasonable efforts to and reasonably cooperate with each other at their own expense to obtain any consents or approvals required from third parties or take such other required actions (other than Government Consents or other actions required by a Governmental Entity, which shall be governed by Section 5.3) to transfer, convey, assign or deliver the Transferred Assets (including, after the Closing, the Non-Assignable Assets) in connection with the consummation of the Transactions (such required consents, approvals or other actions, the “Third-Party Consents”). Seller shall bear all of the costs and expenses payable to a Third-Party Consent counterparty in connection with obtaining or seeking to obtain or satisfy, as applicable, such Third-Party Consent and shall not accept any modifications or changes to any Contract terms without the prior written consent of Purchaser.

(c)            If any Third-Party Consent is not obtained prior to the Closing, then until such Third-Party Consent is obtained, and to the extent permitted by applicable Law, Seller shall, and shall cause its applicable Affiliates to, (i) provide Purchaser and its Affiliates the maximum allowable use of the Non-Assignable Assets, including by establishing an agency type or similar arrangement reasonably satisfactory to Purchaser and Seller under which Purchaser would, to the fullest extent reasonably practicable and permitted by applicable Law, obtain the claims, rights and benefits and assume the corresponding liabilities and obligations with respect thereto (including by means of any subcontracting, sublicensing or subleasing arrangement) and (ii) enforce at Purchaser’s request, or allow Purchaser and its Affiliates to enforce, any rights of Seller or its Affiliates, as applicable, under or with respect to, as applicable, such Non-Assignable Asset. In furtherance of the foregoing, Purchaser shall, or shall cause its applicable Affiliates to, promptly pay, perform or discharge when due any liability (including any liability for Taxes) or obligation arising under any Non-Assignable Assets after the Closing.

(d)            When the requisite Third-Party Consent is obtained, subject to applicable Law, the applicable Non-Assignable Asset shall be deemed to have been automatically transferred, conveyed, assigned and/or delivered, as applicable, to Purchaser on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of any other Person, as of the Closing, except to the extent the date of such Third-Party Consent is deemed by applicable Law to have occurred on another date, in which case, as of such date.

(e)            Notwithstanding the foregoing or anything to the contrary in this Agreement, the rights and obligations of the Parties under this Agreement with respect to the transfer of the Transferred Registrations shall be governed by Section 5.18 (and not this Section 5.5). The term “Non-Assignable Assets” as used in this Section 5.5 shall not, for the avoidance of doubt, include any Transferred Registrations that have not transferred to Purchaser at the Closing.

5.6            Public Announcements. No Party to this Agreement shall issue or cause the publication of the initial press release or public announcement or any subsequent press release or public announcement in respect of this Agreement or the Transactions without the prior written consent of the other Party, except (i) as may be required by applicable Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall to the extent practicable provide the other Party a reasonable opportunity to comment on and take into account in good faith the other Party’s comments on such press release or public announcement in advance of such publication and (ii) that any Party may make a press release or public announcement if the information contained therein or so disclosed substantially reiterates (and is not inconsistent with) previous press releases or public announcements made by such Party in compliance with this Section 5.6.

5.7            Insurance. Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that the policies and insurance coverage maintained on behalf of the Business are part of the corporate insurance program maintained by Seller (such policies, the “Corporate Policies”), and, from and after the Closing, neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in all Corporate Policies (including to all claims and rights to make claims and all rights to proceeds). Seller (a) may, to be effective as of the Closing, amend any insurance policies (including any of the Corporate Policies) in the manner it deems appropriate to give effect to this Section 5.7 and (b) shall be free at its discretion at any time to cancel, not renew or otherwise modify any insurance policies (including any of the Corporate Policies). Without limiting the generality of the foregoing, from and after the Closing, Purchaser and its Affiliates shall be responsible for securing all insurance it considers appropriate for the operation of the Business. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims in respect of the Business under or in respect of any past or current insurance policy of Seller or any of its Affiliates under which the Business is a named insured or otherwise insured (including any of the Corporate Policies).

5.8            Litigation Matters. In the event and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Action by a third party in connection with (i) any Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the Business, (iii) the 2021 recall of the FiberCel fiber viable bone matrix product, and (iv) the 2023 recall of Viable Bone Matrix Products, Purchaser shall, and shall cause its Subsidiaries and Affiliates and its and their respective Representatives to, reasonably cooperate with Seller, each of its Affiliates and their respective Representatives in such prosecution, contest or defense, including preserving its pertinent Books and Records (which will, without limiting the generality of the foregoing, include complying with any existing “legal holds”), making available its personnel, and providing such testimony and access to its Books and Records as shall be reasonably necessary or advisable in connection with such prosecution, contest or defense; provided that (i) except as required by Law, Purchaser and its Subsidiaries shall not be required to take any such actions that would unreasonably interfere with the operation of the Business after the Closing, (ii) all such cooperation shall be at Seller’s expense (including both out-of-pocket expenses as well as the internal costs of making such personnel and materials available), to be reimbursed as such expenses are incurred, and (iii) (A) neither Purchaser nor its Affiliates shall be required to provide copies of or access to any materials to the extent providing such copies or access would contravene any applicable Laws or Orders of a Governmental Entity of competent jurisdiction, (B) for the avoidance of doubt, prior to providing copies or access to Seller under this Section 5.8, Purchaser and any of its Affiliates shall be entitled to redact or remove any information in any materials subject to attorney-client or similar privilege to the extent not relating to such Action, (C) Purchaser shall only be required to provide copies that have not otherwise been provided or made available to Seller, and (D) Seller shall comply with all applicable Data Protection Laws with respect to such copies or access.

5.9            Recordation of Transfer of Certain Transferred Assets. Purchaser acknowledges and agrees that Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Transferred Assets, including the Transferred Patents, the Transferred Trademarks and the Transferred Copyrights from the title owner of each such Transferred Asset to Purchaser or its Affiliates, and (b) use commercially reasonable efforts to complete any requisite recordation or perfection of the assignment of the Transferred Assets within six (6) months following the Closing. Seller shall (at the sole cost and expense of Purchaser) reasonably cooperate with Purchaser in connection with the immediately preceding sentence.

5.10          Non-Solicitation; Non-Hire; Non-Competition.

(a)            Commencing on the Closing Date and continuing until the second (2nd) anniversary thereof, to the fullest extent permitted by applicable Law, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or services (whether as an employee, consultant, independent contractor or otherwise), offer to hire or engage, hire, engage or enter into any employment or consulting agreement or arrangement with any of the Transferred Employees without Purchaser’s prior written consent; provided, that these prohibitions shall not apply to (i) solicitations of any such individual whose employment with Purchaser or its Affiliates has ended at least six (6) months prior to the date of such solicitation, (ii) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at the Transferred Employees or Purchaser or (iii) hiring any person in connection with solicitations permitted under clause (i) or (ii) and who was not otherwise solicited in breach of this Section 5.10(a).

(b)            Commencing on the Closing Date and continuing until the second (2nd) anniversary thereof, to the fullest extent permitted by applicable Law, Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or services (whether as an employee, consultant, independent contractor or otherwise), offer to hire or engage, hire, engage or enter into any employment or consulting agreement or arrangement with any of the employees of Seller or any of its Affiliates set forth on Schedule 5.10(b) to this Agreement without Seller’s prior written consent; provided, that these prohibitions shall not apply to (i) solicitations of any such individual whose employment with Seller or its Affiliates has ended, (ii) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of Seller or any of its Affiliates or (iii) hiring any person in connection with solicitations permitted under clause (i) or (ii) and who was not otherwise solicited in breach of this Section 5.10(b).

(c)            Commencing on the Closing Date and continuing until [***] (or such shorter period as may be set forth in the definition of Restricted Business) (as applicable, the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) engage (financially or otherwise) in the Restricted Business or any business competitive with the Restricted Business, or operate, conduct, finance, own any interest in or invest in (whether through equity or debt securities) any business engaging in the Restricted Business or any business competitive with the Restricted Business in any jurisdiction; or (ii) solicit, encourage or induce or take any action that is intended to encourage or induce (“Solicit”) or knowingly assist any other Person to Solicit, any Person who is a customer, dealer, distributor, licensor, licensee or any other business relation of the Restricted Business, to end or reduce their relationship with Purchaser or its Affiliates with respect to the Restricted Business.

5.11          Intellectual Property Matters.

(a)            Purchaser hereby covenants and agrees that it shall use commercially reasonable efforts to as promptly as reasonably practicable after the Closing, and in any event no later than ninety (90) days (the “Cut-Over Period”), revise sales and product literature, packaging and labeling to (i) delete all references to the Seller Marks and (ii) delete all references to customer service address or phone number of Seller or any of its Affiliates; provided, however, that, for a period of ninety (90) days from the end of the Cut-Over Period (the “Transitional Period”), Purchaser may continue to distribute sales and product literature, and market, distribute, import, export and sell any Product Inventory and any Products manufactured by Purchaser that use any of the Seller Marks, addresses or phone numbers to the extent that such sales and product literature and Product Inventory or Products exist on the Closing Date or are manufactured within the relevant Cut-Over Period substantially consistent with the past practices of Seller. Subject to Purchaser’s compliance with the terms and conditions set forth in this Section 5.11, effective upon the Closing Date, Seller, on behalf of itself and its applicable Affiliates, hereby grants to Purchaser a limited, non-exclusive, non-transferable, non-sublicensable (except Purchaser may grant sublicenses to any Affiliate of Purchaser, provided, that Purchaser notifies Seller in advance and in writing and Purchaser remains primarily liable and responsible for all acts and omissions of such sublicensee), royalty-free, paid up right and license, during the Cut-Over Period and Transitional Period, to use the Seller Marks solely in connection with the manufacture, distribution, marketing and sale of the Products in the conduct of the Business in the ordinary course of business and substantially consistent with past practice of Seller prior to the Closing Date. In no event shall Purchaser use any Seller Marks, addresses or phone numbers after the Closing Date in any manner or for any purpose materially different from the use of such Seller Marks, addresses or phone numbers by the Business during the ninety (90)-day period preceding the Closing Date. As between the Parties, Seller is the sole and exclusive owner of all right, title and interest in and to the Seller Marks and all rights related thereto and goodwill associated therewith, and all uses of the Seller Marks and the goodwill arising therefrom shall inure solely to the benefit of Seller or such Affiliate of Seller. Any use by Purchaser or any of Purchaser’s sublicensees of any of the Seller Marks during the time periods referred to in this Section 5.11 shall be substantially consistent with the form and manner, and standards of quality, of those in effect by Seller and its applicable Affiliates with respect thereto during the ninety (90)-day period preceding the Closing Date. Seller and its applicable Affiliates shall have the right upon reasonable request, during the Transitional Period, to verify and exercise reasonable quality control with respect to Purchaser’s and Purchaser’s sublicensees’ use of the Seller Marks as provided in this Section 5.11, in a reasonable manner, during normal business hours and upon reasonable advance notice; provided, however, that such access does not unreasonably disrupt the normal operations of Purchaser or the Business.

(b)            Except solely as set forth in this Section 5.11, during the Transitional Period, following the Closing Date, Purchaser shall cease, and shall cause its Affiliates to cease, making any use (in any form or manner or for any purpose) of any Seller Marks, including, for the avoidance of doubt, any Marks that contain or comprise any Seller Marks, including as part of any company name, Internet domain name or social media handle (other than, for the avoidance of doubt, the Transferred IP). Except as expressly provided in this Section 5.11, from and after the Closing Date, Purchaser shall not, and shall cause each of its Affiliates to not, hold itself out as having any affiliation with Seller or any of its Affiliates.

5.12          Misallocated Assets; Power of Attorney.

(a)            If, following the Closing, and subject to Section 5.5, any Party discovers that Purchaser or any of its Affiliates owns any asset, property or right that constituted an Excluded Asset as of the Closing, or that any asset, property or right that has been transferred by Seller to Purchaser or any of its Affiliates was an Excluded Asset as of the Closing, then any such asset, property or right shall be deemed to have been held in trust by Purchaser or its Affiliates following the Closing for Seller, and Purchaser shall, or shall cause its applicable Affiliate(s) to, promptly transfer, assign and convey such asset, property or right to Seller (or an Affiliate of Seller designated in writing by Seller) without any consideration therefor. Subject to Section 5.5, if, following the Closing, any Party discovers that any Transferred Asset was not transferred to Purchaser or one of its Affiliates as part of the consummation of the transactions contemplated by this Agreement, then any such Transferred Asset shall be deemed to have been held in trust by Seller following the Closing for Purchaser, and Seller shall promptly transfer, assign and convey such Transferred Asset to Purchaser (or an Affiliate of Purchaser designated in writing by Purchaser) without any consideration therefor. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Assets are not intended to, and shall not, be transferred to Purchaser or any of its Affiliates and Seller and its Affiliates shall retain such rights, properties and assets.

(b)            Seller hereby irrevocably constitutes and appoints, effective as of the Closing Date, Purchaser and its successors and assigns as the true and lawful attorney of Seller, with full power of substitution to (i) demand and enforce payment and performance of any and all obligations, claims and demands of every conceivable kind included among the Transferred Assets, (ii) give receipts and releases in respect to the same, (iii) institute, prosecute, defend and compromise any and all proceedings at law, in equity, or otherwise, which Purchaser may in its sole discretion deem proper or desirable in order to collect, assert, enforce, defend or enjoy the benefit of any claim, demand, right, title or interest of every conceivable kind with respect to or under the Transferred Assets, and (iv) do any and all such acts and things in connection therewith as Purchaser shall deem desirable.  Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.  Seller hereby declares that the appointment of the Purchaser so made, and any and all powers so granted to it, is coupled with an interest, shall be irrevocable, and shall survive the dissolution or liquidation of Seller.

5.13          Payments.

(a)            Seller shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Purchaser any monies or checks received by Seller or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) a Transferred Asset. Any such monies or checks shall be deemed to have been held in trust by Seller following the Closing for Purchaser.

(b)            Purchaser shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Seller any monies or checks that have been received by Purchaser or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset. Any such monies or checks shall be deemed to have been held in trust by Purchaser following the Closing for Seller.

(c)            Purchaser acknowledges that the Business currently receives Support Services from Seller and that there exists certain other intercompany contracts and arrangements related to the Business (collectively, the “Intercompany Business Arrangements”). Seller and Purchaser acknowledge that, except as expressly provided in the Ancillary Agreements, all Support Services and all Intercompany Business Arrangements (in each case as they relate to the Business or the Transferred Assets) shall cease at Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall (as they relate to the Business or the Transferred Assets) terminate as of the Closing, with no further obligation of any party thereto.

5.14            Notification of Certain Matters; Supplements to Schedules.

Seller and Purchaser shall promptly notify each other of any Action commenced or, to the Knowledge of Seller or to the Knowledge of Purchaser, as applicable, threatened against, relating to or involving or otherwise affecting such Party or its Affiliates which relates to this Agreement, the Business, any of the Ancillary Agreements or the Transactions and (ii) any fact, event or circumstance that could constitute a breach of such Party’s representations and warranties contained in this Agreement or any Ancillary Agreement, or that could result in the failure of any of the closing conditions set forth in Article VII to be satisfied at any time. Seller’s or Purchaser’s (as the case may be) receipt of information pursuant to this Section 5.14 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Purchaser in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedule.

5.15            Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates or any of its or their respective Representatives to, whether directly or indirectly through any party on their behalf) contact any director, current or former employee, officer, third party consultant, customer, supplier, distributor, partner or other material business relation of Seller (including any Business Employee) regarding the Business or the Transactions without the prior consent (not to be unreasonably withheld, conditioned or delayed) of Seller, other than as set forth on Schedule 5.15; provided, however, Purchaser may contact current or former employees or officers of Seller in order to extend offers of employment and complete requisite due diligence pursuant to this Agreement. Seller shall have the right to participate in any discussions between Purchaser and such counterparties.

5.16          Data Protection.

(a)            If applicable Data Protection Laws requires a fair processing notice to be sent to any “data subject” (as such term is defined in applicable Data Protection Laws) as a result of the transfer of any Personal Data in connection with this Agreement, Seller shall send a fair processing notice to each relevant data subject within fifteen (15) Business Days following the Closing Date and will supplement or modify such notice in order to comply with applicable Data Protection Laws.

(b)            Each Party shall comply with all applicable Data Protection Laws with respect to the Transactions.

5.17         Transition Services. Between the date of this Agreement and the Closing, Purchaser and Seller will use their commercial reasonable efforts to enter into the Transition Services Agreement on customary terms providing for Seller to provide the services set forth on Exhibit D of this Agreement to Purchaser, at the prices and for the periods set forth therein, upon request of Purchaser at or following the Closing. Seller acknowledges that Purchaser is not committing to purchase any of such services, or committing to purchase any services for any period of time, it being understood that Purchaser may choose to purchase such services and for such period as it determines in its sole discretion. In the event that Purchaser or Seller identifies any additional services currently provided by Seller or its Affiliates that would be necessary or useful to the operation of the Business following the Closing that are not otherwise included in the Transferred Assets, Seller will offer to provide such services to Purchaser at cost for a period of not less than 12 months following the Closing, and the Parties will update Exhibit D accordingly.

5.18         Transfer of the Transferred Registrations.

(a)            As promptly as practicable after the date hereof, Purchaser shall develop, and Seller shall reasonably cooperate with the development of, a plan for the transfer or obtaining of, or applicable for, each Transferred Registration to Purchaser or one of its Affiliates in each relevant country or territory (each such country or territory, an “Applicable Territory”) (such plan, the “Country Transfer Plan”), which plan must be approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed). The Country Transfer Plan shall set forth:

(i)            with respect to each Transferred Registration in such country or territory, whether Purchaser elects to:

(A)            withdraw such Transferred Registration;

(B)            have such Transferred Registration transferred to Purchaser or one of its Affiliates and, if to one of its Affiliates, the name and jurisdiction of incorporation, organization or formation, as applicable, of such Affiliate (any such Affiliate of Purchaser, a “Designated Affiliate”); or

(C)            apply for a new Transferred Registration in the name of Purchaser or a Designated Affiliate.

(ii)            the activities that Seller, Purchaser and their respective applicable Affiliates will need to perform to effect the transfer of or application for each Transferred Registration to Purchaser or a Designated Affiliate, as applicable; and

(iii)            the target date by which each Transferred Registration will transfer to or be obtained by Purchaser or any of its Affiliates (which shall not, for the avoidance of doubt, be prior to the Closing).

(b)            The Country Transfer Plan shall be designed to ensure that each Transferred Registration transfers to or is obtained by Purchaser or a Designated Affiliate, as applicable, as soon as reasonably practicable following the Closing Date.

(c)            Without limiting the foregoing, but subject to Section 5.18(a) and applicable national Laws within the Applicable Territory, from and after the Closing, Purchaser shall take the lead in coordinating the transfers of or applications for each Transferred Registration, and Purchaser shall make all filings and perform all other actions required for the transfer of or the obtaining of each Transferred Registration (the “Transfer Filings”) as soon as reasonably practicable and in any event within nine (9) months of the Closing Date (the “Transfer Long Stop Date”) and in accordance with the Country Transfer Plan.

(d)            Seller shall provide such cooperation as Purchaser may reasonably request in connection with Purchaser making such Transfer Filings. Purchaser shall provide Seller with the status of the progress of the Transfer Filings on a regular basis. Purchaser shall also provide a copy of each certificate of registration of each Transferred Registration to Seller after receiving such certificate from the applicable Governmental Entity.

(e)            Subject to Section 5.18(g), until the date of the transfer of a Transferred Registration, each Party directly, or through an Affiliate, shall provide, or cause to be provided, a copy of all relevant correspondence with any Governmental Entity relating to the Transfer Filings to the other Party within five (5) Business Days of the delivery or receipt of any such correspondence.

(f)            Within six (6) months of the Closing Date, Purchaser shall notify Seller in writing of any Transferred Registrations for which it is unable to, or for which it is not commercially viable to, file Transfer Filings before the Transfer Long Stop Date. The Parties acknowledge and agree that Seller shall have the right (at its sole option) to de-register, withdraw or sell to a third party: (i) any Transferred Registration identified by Purchaser pursuant to this Section 5.18(f); and (ii) any other Transferred Registration for which Purchaser fails to make the Transfer Filings by the Transfer Long Stop Date; provided, however, that Seller shall not de-register, withdraw or sell any Transferred Registration without first giving Purchaser at least fifteen (15) days’ prior written notice. In the event that Seller cannot de-register or withdraw any such Transferred Registrations due to requirements of applicable Law or any applicable Governmental Entity, (A) Seller shall reasonably cooperate with Purchaser to ensure the continued supply of the Products where medically necessary for a reasonable period of time in the applicable countries on commercially reasonable terms, and (B) Purchaser shall use commercially reasonable efforts to collaborate with Seller to complete the transfer, sale, or conveyance of such Transferred Registrations to a third party.

(g)            From and after the Closing, Purchaser or its Affiliates shall bear (either directly when feasible or by way of reimbursement to Seller) all fees levied by the relevant Governmental Entities in the Applicable Territory and any other relevant costs for (i) the maintenance of the Transferred Registrations in the Applicable Territory and for the transfer to Purchaser (or its Affiliates); and (ii) any variations, amendments and renewals to the same.

5.19         Exclusivity. From the date of this Agreement until the termination of this Agreement in accordance with its terms, neither Seller, nor any of Seller’s shareholders, directors, officers, representatives or agents shall take any action directly or indirectly to solicit, initiate, negotiate, encourage or assist the submission of any proposal or offer from any Person other than Purchaser relating to, or otherwise discuss or enter into any agreement with any Person or entity other than Purchaser with respect to, the sale or issuance of any of all or a majority of the equity interests of the Seller, or the acquisition, sale, lease, license, recapitalization (whether equity or debt financed) or other disposition, directly or indirectly, of the Business or the Purchased Assets (“Alternative Transaction”) and shall notify Purchaser promptly of any inquiries by any third parties in regards to the foregoing. The Seller shall immediately cease any discussions with third parties regarding an Alternative Transaction.

5.20         Debt Financing Cooperation.

(a)            Prior to the Closing, Seller shall provide and shall use its reasonable best efforts to cause its Representatives, including its legal and accounting advisors, to provide all cooperation reasonably requested by Purchaser in connection with the arrangement of Purchaser’s debt financing to consummate the transactions contemplated herein (the “Debt Financing”), including without limitation:

(i)            furnishing Purchaser and the parties providing or potentially providing the Debt Financing (whether directly to Purchaser or to an Affiliate of Purchaser, the “Purchaser Lenders”) as promptly as practicable with the financial and other pertinent information regarding Seller and the Business reasonably requested by Purchaser or the Purchaser Lenders to consummate the Debt Financing (including financial reports and historical financial statements and financial projections, each for the Business as a standalone segment, and including a segment-based allocation of expenses in such financial statements) (all such information in this clause (i), the “Required Information”);

(ii)           participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as prospective lenders of the Debt Financing and senior management, representatives, or advisors, with appropriate seniority and expertise, of Seller), presentations and due diligence sessions and similar activities in connection with the Debt Financing;

(iii)          using reasonable best efforts to obtain consents, legal opinions, surveys, and title insurance as reasonably requested by Purchaser or the Purchaser Lenders as necessary and customary for financings similar to the Debt Financing;

(iv)          consulting with Purchaser in connection with the negotiation of and executing such definitive financing documents and agreements and such other customary documents (including officers’ certificates) as may be reasonably requested by Purchaser, provided no such document shall be operative until the Closing;

(v)           facilitating the pledging of collateral, provided that no pledge shall be operative until the Closing;

(vi)          permitting the Purchaser Lenders to evaluate and assess the assets of the Company for the purpose of establishing collateral arrangements and determining collateral values, to the extent customary and reasonable;

(vii)         obtaining customary payoff letters and customary instruments of discharge and termination of all Indebtedness and Liens relating to the Transferred Assets, as reasonably requested by Purchaser, which shall not be operative until the Closing;

(viii)        facilitating the production of any due diligence items that the Purchaser Lenders may reasonably request;

(ix)          at least seven (7) Business Days prior to the Closing Date, providing all documentation and other information about Seller as is reasonably requested by the Purchaser Lenders with respect to applicable anti-money laundering rules and regulations including without limitation as related to “anti-social forces” (hanshakaiseiryoku) under Japanese law (provided that the request by Purchaser for such information is received by Seller at least ten Business Days prior to the Closing Date). Nothing contained in this Section 5.20 or otherwise shall require Seller or any of its subsidiaries, to be an issuer or other obligor with respect to the Debt Financing.

(b)            All nonpublic or otherwise confidential information regarding Seller obtained by Purchaser or its Representatives pursuant to this Section 5.20 shall be kept confidential in accordance with the Confidentiality Agreement, except that Purchaser shall be permitted to disclose such information to the Purchaser Lenders.

Article VI
EMPLOYEE MATTERS COVENANTS

6.1           Transferred Employees.

(a)            Any Employee of Seller or its Affiliates who commences employment with Purchaser or its Affiliate as of the Closing, shall be referred to herein as a “Transferred Employee”. Nothing herein shall obligate Purchaser or any Affiliate of Purchaser to employ the Transferred Employees for any specific time period. Without limiting the generality of Section 2.4, Seller shall retain (A) all liabilities with respect to any and all employees who are not Transferred Employees and (B) except for the Assumed PTO, all liabilities associated with the Transferred Employees accrued, or which are in any way related to any actions or omissions of Seller (including the termination of employment with Seller) occurring, on or prior to the Closing Date, whether known or unknown to the Seller or Purchaser at the time of Closing, all of which are Excluded Liabilities.

(b)            The Parties intend that for purposes of any severance obligations arising under any Law, Contract, or Benefit Plan, including any notice, compensation or benefits payable during a termination notice period, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the Transactions, so that Transferred Employees will be offered continuous and uninterrupted employment immediately before, during and immediately following the Closing. Seller shall be solely responsible for, and shall indemnify, defend and hold harmless Purchaser from and against, all liabilities in respect of claims made by any employee of Seller or its Affiliates (including any Transferred Employee) for severance, termination and/or notice obligations arising under any Law (including WARN), Contract, or Benefit Plan, including any notice, compensation or benefits payable during a termination notice period (including claims for constructive dismissal, termination indemnities, any damages arising from a breach of such Employee’s employment contract, and any payments required to be made under any applicable Law or any change in control severance plan or arrangement, or similar plan or arrangement in respect of the termination of such Employee’s employment), arising on or prior to the Closing.

(c)            During the period prior to the Closing Date, Seller shall use commercially reasonable efforts to make Business Contractors directly engaged by Seller available to Purchaser for the purpose of allowing Purchaser to interview each such Business Contractor and determine the nature and extent of each such Business Contractor’s continuation of services to the Business after the Closing, if any.

6.2           Compensation and Benefits.

(a)            Except as required by the terms of any Benefit Plan, effective as of the Closing, each Transferred Employee shall cease to actively participate in (including eligibility to contribute to) and accrue benefits under all Benefit Plans and, effective as of the Closing or as soon as administratively practicable after the Closing, shall commence participation in benefit and compensation plans applicable to such Transferred Employee established or maintained by Purchaser or its Affiliates (subject to the terms of such plans).

(b)            For all purposes (including purposes of vesting, eligibility to participate and, solely with respect to paid time off, level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Transferred Employees after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Seller and its predecessors prior to the Closing, to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under any similar Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Purchaser shall use commercially reasonable efforts to cause (i) each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing to a Benefit Plan in which such Transferred Employee participated immediately prior to the Closing (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability and/or life insurance benefits to any Transferred Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Seller in which such employee participated immediately prior to the Closing, and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)            Purchaser shall use commercially reasonable efforts to provide, or cause to be provided, effective on the Closing Date, or as soon as administratively feasible thereafter, to the Transferred Employees the right to participate in a 401(k) plan that is tax qualified under Section 401(a) of the Code, which is sponsored, established or maintained by Purchaser or its Affiliates (the “Purchaser 401(k) Plan”). The parties shall take commercially reasonable actions as may be required, including amendments to the Purchaser 401(i) Plan, to permit each Transferred Employee who is a participant in the Seller’s 401(i) Plan to be eligible to commence participation in the Purchaser’s 401(k) Plan as of the Closing Date, or as soon as administratively feasible thereafter, and to make rollover contributions to the Purchaser 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(21 of the Code) in an amount equal to the full account balance distributable to such Transferred Employee from the Seller’s 401(k) Plan including any loans.

(d)            Seller hereby consents to the hiring of the Transferred Employees by Purchaser or any of its Affiliates and, from and after the Closing, waives in perpetuity any claim or right under any non-disclosure or confidentiality, non-compete or non-solicitation, employment, assignment of inventions or similar agreement in favor of Seller with respect to the Business to which any Transferred Employee is a party (all of which claims and rights are expressly assigned to Purchaser at Closing pursuant to Section 2.1(k)).

(e)            Seller shall be responsible for the administration of, and shall retain any and all obligations and liabilities for continuation coverage under COBRA with respect to employees and their dependents and beneficiaries for “qualifying events” occurring on or prior to the Closing Date, including with respect to each individual who is or becomes an “M&A qualified beneficiary” (as such term is defined in Treasury Regulation Section 54.4980B-9) in connection with the consummation of the transactions contemplated by this Agreement.

(f)            Purchaser and Seller agree to comply with the standard procedure described in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 (the “Standard Procedure”) with respect to the Transferred Employees. With respect to the Transferred Employees, Seller shall, in accordance with the Standard Procedure, retain all responsibility for preparing and filing all Tax Returns (including Forms W-2, W-3, 940, 941, W-4, 1094-B and -C and 1095-B and -C, including any state and local equivalents) (collectively, the “Employee Withholding Documents”) with regard to wages paid and periods ending on or prior to the Closing Date. Purchaser and Seller shall cooperate in good faith to the extent necessary to permit each party to comply with the Standard Procedure.

6.3            Unpaid Compensation and Unused Vacation, Sick Leave and Personal Time. Seller shall timely pay all compensation, benefits and other amounts earned or owing to all current or former employees and independent contractors of the Business, including hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay applicable for any period of services up to and including the Closing Date. Seller shall be solely obligated to provide all required notices to employees prior to termination. Notwithstanding the foregoing, Purchaser shall assume all liability for, and honor under substantially equivalent terms and conditions, the Assumed PTO.

6.4            Workers’ Compensation. Seller shall be solely responsible for workers’ compensation claims relating to any Transferred Employee and other Employees that are incurred prior to the Closing and Purchaser and its Affiliates shall be solely responsible for workers’ compensation claims by or with respect to any Transferred Employee that are incurred after the Closing. For purposes of this Section 6.4, a workers’ compensation claim shall be considered incurred prior to the Closing if the injury or condition giving rise to the claim first occurs prior to the Closing. Seller, on the one hand, and Purchaser on the other, shall provide access to all applicable records with respect to such workers’ compensation claims to allow the other Party (or its Affiliates) to perform its obligations pursuant to this Section 6.4.

6.5            No Third-Party Beneficiaries. This Article VI is solely for the benefit of the Parties and is not intended to confer upon any other Persons (including any Business Employees) any rights or remedies whatsoever, including any third party beneficiary rights by reason of this Article VI. Nothing in this Article VI, express or implied, shall (i) limit the ability of Purchaser or any of its Subsidiaries or Affiliates from terminating the employment of any employee (including any Transferred Employee); (ii) be construed to establish, amend or modify any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; or (iii)  limit the ability of Seller, Purchaser or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

Article VII
TAX MATTERS

7.1            Property Taxes. Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Transferred Assets attributable to any Tax Period ending on or before the Closing Date. All Property Taxes levied with respect to the Transferred Assets for the Straddle Period shall be apportioned between Purchaser and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which such Party is entitled under this Section 7.1 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other Party within ten (10) days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 7.1, the reimbursing Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

7.2            Cooperation and Exchange of Information. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax, and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Transferred Assets or the Final Allocation.

7.3            Tax Treatment. The Parties agree (i) that for U.S. federal and all applicable state and local income Tax purposes, any Liability that is assumed by Purchaser in connection with the transactions contemplated by this Agreement and that is attributable to deferred revenue shall not be treated as giving rise to taxable income of Purchaser and (ii) not to take any position on any Tax Return that is inconsistent with the treatment described in clause (i) of this Section 7.3.

7.4            Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall pay, when due, and be responsible for, any and all applicable Transfer Taxes. Unless required by the Law of the applicable jurisdiction for such jurisdiction, Seller shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to Purchaser. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

7.5            Tax Clearance Certificates. Seller shall notify all of the Tax Authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Tax Authorities, if the failure to make such notifications or receive any available Tax clearance certificate could subject Purchaser to any Taxes of Seller. If any Tax Authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such Liabilities have been paid in full or otherwise satisfied.

Article VIII
CONDITIONS TO OBLIGATIONS TO CLOSE

8.1           Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)            Regulatory Approvals. All filings required in connection with the Government Consents shall have been made, applicable waiting periods (and extensions thereof, including pursuant to a timing agreement with a Governmental Entity) shall have expired or been terminated, all required approvals shall have been obtained pursuant to or in connection with applicable Laws.

(b)            No Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that has the effect of making the Transaction illegal or otherwise restraining or prohibiting the consummation of the Transaction.

8.2           Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the Transactions shall be subject to the satisfaction or written waiver by Purchaser at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The Seller Specified Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, and (ii) the representations and warranties of Seller set forth in Article III (other than the Seller Specified Representations) shall be true and correct in all material respects, determined without regard to any qualification as to materiality or “Material Adverse Effect”, at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing; provided, however, that, in each case of the foregoing clauses (i) and (ii), any representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b)            Covenants and Agreements. The covenants and agreements of Seller to be performed at or prior to the Closing shall have been performed in all material respects in accordance with this Agreement.

(c)            Officer’s Certificate. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and duly executed by Seller, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(e) have been satisfied.

(d)            Secretary’s Certificate. Seller shall have delivered to Purchaser a certificate, duly executed by Seller’s secretary or assistant secretary, certifying: (i) the incumbency and specimen signature of each officer of the Seller executing this Agreement or any other Ancillary Agreements on the Seller’s behalf; (ii) a copy of the resolutions authorizing the Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party; and (iii) that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transaction.

(e)            Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

(f)            Landlord Consent. The landlord under the Richmond Lease shall have consented to the assignment of Lease to Purchaser, which consent shall be in full force and effect as of the Closing and executed counterparts thereof shall have been delivered to Purchaser.

(g)           All third party consents set forth on Schedule 8.2(g) shall have been obtained and be in full force and effect as of the Closing and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(h)           Purchaser’s debt financing sources shall have made available not less than JPY2,000,000,000 of debt financing to Purchaser or its Affiliates at the Closing pursuant to that certain debt commitment letter from NEC Capital Solutions Co., Ltd., dated September 15, 2023.

(i)            Purchaser shall have received all Permits and Product Registrations (including, but not limited to, the Transferred Registrations) that are necessary for it to conduct the Business.

(j)            Seller shall have delivered to Purchaser a Code Section 280G analysis, in a form reasonably satisfactory to Purchaser, with respect to each “disqualified individual” subject to Code Section 280G that provides for each such disqualified individual a calculation of their “base amount” (as defined in Code Section 280G(c)) and each payment described in Code Section 280G(b)(2)(A)(i).

(k)           Seller have updated Schedule 2.3(d) to be current as of immediately prior to the Closing.

(l)            All of the Liens over the Transferred Assets set forth on Schedule 8.2(l) shall have been released to Purchaser’s satisfaction.

(m)          Seller shall have delivered to Purchaser each of the Ancillary Agreements and other deliverables described in Section 2.10, including a Transition Services Agreement reasonably acceptable to Purchaser.

(n)           At least eighty percent (80%) of the Business Employees identified on Schedule 8.2(n) shall have accepted employment with Purchaser or its Affiliates.

(o)           Purchaser shall have completed its due diligence of the Business and Transferred Assets to its satisfaction.

8.3           Conditions to Seller’s Obligation to Close. Seller’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing; provided, however, that any representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b)            Covenants and Agreements. The covenants and agreements of Purchaser to be performed at or prior to the Closing shall have been performed in all material respects in accordance with this Agreement.

(c)            Officer’s Certificate. Purchaser shall have delivered to Seller a certificate, dated as of the Closing and duly executed by Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)            Secretary’s Certificate. Purchaser shall have delivered to Seller a certificate, duly executed by Purchaser’s secretary or assistant secretary, certifying: (i) the incumbency and specimen signature of each officer of the Purchaser executing this Agreement or any other Ancillary Agreements on the Purchaser’s behalf; (ii) a copy of the resolutions authorizing the Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party; and (iii) that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transaction.

Article IX
TERMINATION

9.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by either Seller or Purchaser, upon written notice to the other Party, if:

(i)            the Closing shall not have occurred on or before January 15, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement was the primary cause of the failure of the Transactions to occur on or before the Outside Date;

(ii)            if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity of competent jurisdiction permanently restrains, enjoins or prohibits or makes illegal the consummation of the Transactions, and, in the case of an Order, such Order becomes effective and final and nonappealable; or

(c)           by Seller, upon written notice to Purchaser, if Purchaser shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or breaches or failure or failures to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) (A) is incapable of being cured or (B) has not been cured prior to the earlier of (1) the date that is thirty (30) days from the date that Purchaser is notified by Seller in writing of such breach or breaches or failure or failures to perform and (2) the date that is two Business Days prior to the Outside Date; provided, that this Agreement may not be terminated pursuant to this Section 9.1(c) if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Seller would cause any condition set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied; or

(d)           by Purchaser, upon written notice to Seller, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or breaches or failure or failures to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) (A) is incapable of being cured or (B) has not been cured prior to the earlier of (1) the date that is thirty (30) days from the date that Seller is notified by Purchaser in writing such breach or breaches or failure or failures to perform and (2) the date that is two Business Days prior to the Outside Date; provided, that this Agreement may not be terminated pursuant to this Section 9.1(d) if Purchaser is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Purchaser would cause any condition set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied.

9.2            Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability or obligation on the part of any Party, its Affiliates and their respective Representatives under or with respect to this Agreement or any of the Ancillary Agreements, except as set forth in this Section 9.2; provided, however, that  Section 5.2 (Confidentiality), this Section 9.2 (Effect of Termination), Article XI (General Provisions) and Article I (to the extent containing definitions related to the foregoing) shall survive any termination of this Agreement. The obligation of the Parties under the Confidentiality Agreement shall survive termination of this Agreement unchanged. Nothing herein shall operate to limit the liability of any Party for (a) Actual Fraud or (b) a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination (including any failure by a Party to consummate the Transactions if it is obligated to do so hereunder, which shall, for the avoidance of doubt, constitute a Willful Breach of a covenant or agreement by such Party hereunder). Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.11.

Article X
SURVIVAL; INDEMNIFICATION

10.1          Survival. The representations and warranties contained in this Agreement other than the Seller Specified Representations and the Purchaser Specified Representations (collectively, the “General Representations”) will survive until the eighteen (18) month anniversary of the Closing Date, except that Sections 3.16 (Intellectual Property), 3.21 (Data Protection and IT Systems) and 3.22 (Product Warranties) shall survive until the thirty-six (36) month anniversary of the Closing Date. The Seller Specified Representations and Purchaser Specified Representations will survive until thirty (30) days following the expiration of all statutes of limitations applicable to the subject matter thereof. The representations and warranties of Purchaser contained in this Agreement shall terminate as of the Closing. The covenants and other agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, until fully performed or discharged. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 10.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.

10.2          Indemnification of Seller Indemnified Parties. From and after the Closing, Purchaser hereby agrees to indemnify and hold harmless the Seller and its officers, directors, employees, contractors, representatives and agents (collectively, “Seller Indemnified Parties”) against, and shall hold each of them harmless from, any and all Losses incurred or suffered by any of the foregoing arising out of, resulting from, in connection with or related to:

(a)            any breach of a representation or warranty by Purchaser in this Agreement or the certificate required to be delivered by Purchaser pursuant to Section 8.3(c), determined in each case without giving effect to any materiality or material adverse effect qualifiers therein;

(b)            any breach of a covenant, agreement or undertaking of Purchaser in this Agreement; or

(c)            the Assumed Liabilities.

10.3         Indemnification of Purchaser Indemnified Parties. From and after the Closing, Seller hereby agrees to indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, managers, direct and indirect equityholders, partners, members, employees, contractors, representatives and agents (collectively, the “Purchaser Indemnified Parties”) against, and shall hold each of them harmless from, any and all Losses incurred or suffered (or reasonably expected to be incurred or suffered) by any of the foregoing arising out of, resulting from, in connection with or related to:

(a)            any inaccuracy or breach, as of the signing or as of the Closing as if made at the Closing, of any representation or warranty made by Seller pursuant to this Agreement, any Ancillary Agreement, or any document executed in connection with the transactions contemplated by this Agreement (disregarding, in each case for purposes of determining whether any inaccuracy or breach has occurred and the amount of Losses arising therefrom, any “material”, “materiality” or similar qualifications included in any such representation or warranty);

(b)            any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement, any Ancillary Agreement, or any document executed in connection with the transactions contemplated by this Agreement;

(c)            the operation of the Business, including the operation and ownership of the Transferred Assets and Assumed Liabilities, and any Tax obligations incurred by Seller in relation thereto, prior to the Closing;

(d)            any Excluded Assets, Excluded Liabilities, or Excluded Contracts;

(e)            any Actual Fraud or Willful Breach by Seller or its Representatives in connection with the Transactions;

(f)            Seller’s inability to assign any Non-Assignable Contracts;

(g)            the failure to comply with any applicable bulk sales laws;

(h)            Any Action initiated by any stockholder or creditor of Seller relating to the Transactions; and

(i)            any third-party Action (or written threat thereof) against any Purchaser Indemnified Party, including the costs of defending against and settling any such third party Action, if the facts and circumstances alleged in such Action (or written threat thereof) would give such Purchaser Indemnified Party a right to indemnification under this Section 10.3 if such facts and circumstances were assumed to be factually accurate; and

(j)            the matters set forth on Schedule 10.3(j).

10.4         Limitations on Indemnification.

(a)            Subject to Section 10.4(b)(ii), the Purchaser Indemnified Parties shall have the right to recover any Losses under Section 10.3(a) if and only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred, as to all claims under Section 10.3(a), Losses in excess of Seventy Five Thousand and 00/100 Dollars ($75,000.00) (the “Deductible”), in which case the Purchaser Indemnified Parties shall have a right to payment of all such Losses that are in excess the Deductible, subject to other applicable limitations in this Section 10.4.

(b)            The Purchaser Indemnified Parties may not recover Losses under Section 10.3(a) to the extent that such Losses with respect to those matters collectively exceed the amount equal to (x) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) plus (y) an amount equal to 10% of the Earn-Out Payments paid or payable to Seller (the “Seller Cap”), subject to the following exceptions:

(i)            The Seller Cap will not apply with respect to any breach of the representations and warranties contained in Section 3.16 (Intellectual Property), Section 3.21 (Data Protection and IT Systems) and Section 3.22 (Product Warranties), for which the Purchaser Indemnified Parties may not recover Losses under Section 10.3(a) to the extent that such Losses exceed (x) Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) plus (y) an amount equal to 50% of the Earn-Out Payments paid or payable to Seller.

(ii)            Neither the Seller Cap nor the Deductible shall apply with respect to (x) any breach of the Seller Specified Representations, or (y) Willful Breach, for which the Purchaser Indemnified Parties may not recover Losses to the extent that such Losses exceed the Purchase Price.

(iii)            Nothing in this Agreement will limit Seller’s liability for Actual Fraud.

(c)            The Seller Indemnified Parties may not recover Losses under Section 10.2(a) (other than with respect to Purchaser Specified Representations) to the extent that such Losses with respect to those matters collectively exceed the amount equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Purchaser Cap”). The Seller Indemnified Parties may not recover Losses under Section 10.2(a) with respect to Purchaser Specified Representations or under any other provision of Section 10.2 to the extent that such Losses with respect to those matters collectively exceed the Purchase Price.

(d)            Notwithstanding anything to the contrary in this Agreement or in any other Contract or arrangement, Seller will not have any right of contribution against, or otherwise have any right to recover Losses from, Purchaser or any of its Affiliates, directors, officers, employees or agents in connection with any indemnification claims payable to the Purchaser Indemnified Parties under this Agreement.

(e)            Each of the Purchaser Indemnified Parties and the Seller Indemnified Parties shall use commercially reasonable efforts to mitigate such Person’s Losses to the extent required by applicable Law.

(f)            The amount of any Losses for which indemnification is provided for under this Section 10.4 (without giving effect to limitations) shall be calculated net of any insurance proceeds or other amounts actually received by the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be (the “Indemnified Party”) from third parties with respect to the same such Losses, in each case, net of any increases in premiums and any costs of collection (including reasonable attorneys’ fees) resulting therefrom (collectively, “Collection Costs”) and only to the extent such amount received is in excess of any deductibles under the applicable policy (regardless if the deductible had been previously satisfied). If an Indemnified Party collects an amount in discharge of a claim of a Loss reimbursed by an Indemnifying Party, and such Indemnified Party subsequently recovers from a third party for that same Loss which the Indemnifying Party is entitled to retain and the combination of the amount collected from the Indemnifying Party and from the third party for that Loss exceeds the actual Loss incurred by the Indemnifying Party for the applicable matter (such excess recovery, the “Excess Recovery”), such Indemnified Party shall repay to the Indemnifying Party an amount equal to the Excess Recovery less any Collection Costs. Any Losses for which any Indemnified Party is entitled to indemnification under this Section 10.4 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, or agreement. No Party will be entitled to be indemnified for an amount pertaining to any Loss to the extent that such amount pertaining to such Loss was included in the calculation of the Purchase Price as finally determined pursuant to Section 2.6.

10.5         Right of Offset. Notwithstanding anything in this Agreement to the contrary, with respect to any amounts owed to Purchaser under this Agreement (including Losses incurred or suffered by any Purchaser Indemnified Party hereunder that exceed the amounts available in the Holdback Amount) or any Ancillary Agreement, Purchaser shall have the right, at its sole option, to satisfy such owed amounts through an offset of, and reduction to, any amounts otherwise due to Seller hereunder, including Earn-Out Payments payable pursuant to Section 2.12. The right of offset provided in this Section 10.5 shall not alter any obligation of Seller to timely pay any amounts owed to Purchaser under this Agreement and shall not otherwise limit Purchaser’s rights to seek remedies permitted hereunder.

10.6         Claim Procedures.

(a)            If any Purchaser Indemnified Party or Seller Indemnified Party intends to seek indemnification pursuant to this Article X (the “Indemnified Party”), the Indemnified Party shall notify the other Party (the “Indemnifying Party”) in writing (the “Indemnity Notice”) of the Indemnified Party’s assertion or a third party’s assertion of any claim with respect to which the indemnification provisions set forth in this Article X relate, providing in reasonable detail the facts giving rise to such claim, a statement of the Indemnified Party’s Losses to the extent then known, and an estimate, if reasonably practicable, of the amount of Losses that the Indemnified Party reasonably anticipates it will suffer or incur; provided, however, that no delay on the part of the Indemnified Party in giving the Indemnity Notice shall relieve Indemnifying Party from any obligation hereunder unless (and solely to the extent) Indemnifying Party is materially prejudiced thereby.

(b)            With respect to any third party claim for which an Indemnified Party expects to seek indemnification hereunder, the Indemnified Party shall have the right to defend (at the expense of Indemnifying Party) or to settle or compromise such claim; provided, that any such settlement or compromise made without Indemnifying Party’s consent (not to be unreasonably conditioned, delayed or withheld) shall not be determinative of the amount of any Losses that are recoverable under this Agreement. The Indemnifying Party shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, the defense of any such third party claim; provided, further, that, for the sake of clarity, it is agreed that Indemnifying Party shall not have the ability, without the prior written consent of Indemnified Party, to petition, make any motion to, or take any other procedural action in connection with such third party claim.

(c)            Unless, within thirty (30) days following the delivery of an Indemnity Notice, Indemnifying Party gives written notice to Indemnified Party announcing its intent to contest the assertion of such indemnification claim (the “Contest Notice”), such claim shall be deemed accepted by Indemnifying Party, and the Indemnified Party shall be entitled to indemnification for all Losses incurred or suffered arising out of, resulting from, in connection with or related to the matters set forth in the Indemnity Notice. In the event that a Contest Notice is timely given to Indemnified Party, then the parties shall endeavor to settle and compromise such contested claim as between them. If the parties are unable to agree on a settlement or compromise of such claim within thirty (30) days after the timely delivery of the Contest Notice, either Indemnifying Party, on the one hand, or Indemnified Party, on the other hand, may bring a court action pursuant to Section 11.3 to resolve the claim.

(d)            All claims for indemnification shall be paid by the Indemnifying Party in immediately available funds within ten (10) Business Days of the date such claim for indemnification is resolved in accordance with this Section 10.6.

10.7         Release of Holdback Amount. The Holdback Amount shall be available to satisfy any Losses for which any Purchaser Indemnified Party is entitled to indemnification by Seller pursuant to the terms hereof. The Holdback Amount, less the amount of any Losses for indemnification claims resolved in the favor of the Purchaser Indemnified Parties and less the amount of any Losses (actual or estimated by Purchaser) set forth in any Indemnity Notice with respect to any then-pending but unresolved indemnification claims (“Unresolved Claims”), shall be paid by Purchaser to Seller on or before the fifth (5th) Business Day following the twenty-four (24) month anniversary of the Closing Date (the “Holdback Release Date”). If any Unresolved Claims exist as of the Holdback Release Date, Purchaser shall promptly pay the portion of the Holdback Amount then-remaining after the final resolution and satisfaction of all such claims to Seller by wire transfer of immediately available funds to such account as Seller shall designate by written notice to Purchaser.

10.8         Additional Terms. Except with respect to claims for Actual Fraud, the representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Purchaser, any of Purchaser’s Affiliates or their respective Representatives with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or any of Purchaser’s Affiliates or their respective Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Purchaser Indemnified Party shall be required to show that it relied on any (and each Purchaser Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of Seller in order to be entitled to indemnification pursuant to this Article X. The waiver by Purchaser of any of the conditions set forth in Article VIII will not affect or limit the provisions of this Article X.

10.9         Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Article X will be treated by the Parties as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

Article XI
GENERAL PROVISIONS

11.1         Interpretation; Absence of Presumption. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) references to “written” or “in writing” include in electronic form; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (m) unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and (n) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder. Each representation, warranty, covenant and agreement herein will have independent significance, and if any party hereto has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement.

11.2         Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3         Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)            This Agreement, and all Actions based upon, arising out of or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any Action hereunder), without regard to the conflicts of law rules or principles that would result in the application of the law of any other jurisdiction.

(b)            SUBJECT TO THE DISPUTE RESOLUTION PROCEDURES SET FORTH IN SECTIONS 2.7 AND 2.11(c) AND SUBJECT TO SECTION 11.11, EACH PARTY HEREBY, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND ANY APPELLATE COURT THEREOF, FOR THE PURPOSE OF ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS, (B) AGREES NOT TO COMMENCE ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS EXCEPT IN THE DELAWARE COURT OF CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND (C) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED ON UPON THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT SUCH SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION, OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS, OR THE SUBJECT MATTER HEREOF OR THEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HEREBY AGREES THAT THIS AGREEMENT INVOLVES AT LEAST $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES IN EXPRESS RELIANCE UPON 6 DEL. C. § 2708. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION, OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3(c).

11.4         Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto (including the Seller Disclosure Schedule) and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussions, correspondence, negotiations, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement

11.5         No Third-Party Beneficiaries. This Agreement and the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

11.6         Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement, the negotiation and execution of the Ancillary Agreements, and the Transactions shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

11.7         Notices. All notices, requests, demands and other communications (including, for the avoidance of doubt, any notice or document sent by any Party, or by the Independent Accountant, pursuant to Section 2.7 or Section 2.11) required or permitted under this Agreement will be in writing and will be deemed to have been duly given (a) when delivered in person; (b) when transmitted by e-mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. (Eastern time) on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. (Eastern time) on a Business Day or sent not on a Business Day, the next Business Day); (c) on the next Business Day if transmitted by overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) upon receipt if mailed by first class mail, registered or certified, postage prepaid and properly addressed, in each case, addressed to the applicable Party as follows:

If to Seller:

Elutia Inc.
12510 Prosperity Drive, Suite 370
Silver Spring, MD 20904
Attention: Jeffrey D. Hamet
Email: jhamet@elutia.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, Georgia 30309
Attention: Michael J. Cochran; David M. Eaton
Email: mcochran@kilpatricktownsend.com; deaton@kilpatricktownsend.com

If to Purchaser:

Berkeley Biologics LLC
2800 7th Street
Berkeley, CA 94710
Attention: Ying Luo
Email: yluo@gnipharma.com

with a copy (which shall not constitute notice) to:

Hecht Law PC
55 Page St. 622
San Francisco, CA 94102
Attention: Andrew Hecht
Email: andy@hechtbizlaw.com

or such other addresses as such Party may hereafter specify by due notice under this Section 11.7 to the other Party.

11.8         Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement, except that Purchaser may assign its rights or obligations hereunder to one or more of its Affiliates or its lenders without consent of Seller, provided, that no such assignment shall relieve the Purchaser of its obligations hereunder.

11.9         Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party. Either Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.10       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement in a mutually acceptable manner so as to effect the original intent of the Parties as closely as possible.

11.11       Specific Performance; Remedies.

(a)            The Parties acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, may not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (iii) the provisions of Section 9.2 may not adequately compensate the Parties for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to seek an injunction, specific performance and other equitable relief; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (1) by seeking the remedies provided for in this Section 11.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (2) nothing set forth in this Section 11.11 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.11 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 11.11 or anything set forth in this Section 11.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

(b)            Notwithstanding anything to the contrary in this Agreement, if all of the conditions to Closing set forth in Article VIII hereof have been satisfied prior to the Outside Date, and any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by the amount of time during which such Action is pending.

(c)            Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.12       [Intentionally Omitted].

11.13       Bulk Sale Laws. Purchaser hereby waives compliance by Seller and its Affiliates, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales or bulk transfer or similar Law. The foregoing waiver shall not be construed to waive Purchaser’s rights under Section 10.3(g).

11.14       Further Assurances. Subject to the last sentence of this Section 11.14, from time to time following the Closing, each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, in each case, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the Transactions, including to vest in Purchaser good, valid and marketable title to the Transferred Assets and to cause the assumption of the Assumed Liabilities by Purchaser. Notwithstanding the foregoing, this Section 11.14 shall not affect, limit, expand or modify any other covenant or agreement contained herein and in the event this Section 11.14 conflicts with any other express covenant or agreement contained in Article V, Article VI, Article VII or otherwise in this Agreement, such other covenant or agreement shall govern and control to the extent of such conflict.

11.15       Counterparts. This Agreement may be executed in multiple original, “.pdf” format, or facsimile counterparts, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in “.pdf” format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.16       Preparation of Agreement. Seller and Purchaser have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements.

11.17       Exhibits and Schedules.

(a)            All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any section or subsection of the Seller Disclosure Schedule corresponding to any section or subsection of Article III or Article IV, as applicable, shall be deemed to have been disclosed with respect to every other section and subsection of Article III or Article IV, as applicable, if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face without reference to any underlying document. The specification of any dollar amount in the representations, warranties or covenants contained in this Agreement or the inclusion of any specific item in any section or subsection of the Seller Disclosure Schedule or any other Schedule to this Agreement is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The inclusion of any specific item in any section or subsection of the Seller Disclosure Schedule or any other Schedule to this Agreement shall not be deemed to be an admission of any obligation or liability to any third party of any matter whatsoever or an indication that such item is required to be referred to or disclosed therein. No disclosure in any section or subsection of the Seller Disclosure Schedule or any other Schedule to this Agreement relating to any possible breach or violation of any Law or Contract or possible conduct outside of the ordinary course shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such conduct was outside the ordinary course. In disclosing the information set forth in any section or subsection of the Seller Disclosure Schedule or any other Schedule to this Agreement, Seller and Purchaser, as applicable, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. The Schedules (including the Seller Disclosure Schedule) and the information and statements contained therein shall be deemed to constitute representations, warranties, covenants, agreements or obligations of the applicable Party. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(b)            The Parties agree that, for purposes of Article III, only those disclosures expressly set forth in the Seller Disclosure Schedule shall have any force and effect, and no disclosures set forth in any Seller SEC Document shall be deemed to qualify the representations and warranties in Article III.

11.18       Guarantee. Guarantor hereby guarantees to the Seller the due, punctual and complete discharge of the obligation of Purchaser to pay the Base Purchase Price at the Closing pursuant to Section 2.10(b)(i) of this Agreement. To the fullest extent permitted by applicable Law, Guarantor hereby expressly and unconditionally waives any and all rights to require the Seller, as a condition of payment or performance of Guarantor, to proceed against Purchaser or pursue any other remedies whatsoever. Guarantor may not assign its obligations under this Section 11.18 without the prior written consent of the Seller.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLER:

ELUTIA INC.

By:	/s/ C. Randal Mills
Name: C. Randal Mills, Ph.D.
Title: Chief Executive Officer

PURCHASER:

BERKELEY BIOLOGICS LLC

By:	/s/ Ying Luo
Name: Ying Luo
Title: President

GUARANTOR, solely for purposes of Section 11.18:

GNI GROUP LTD.

By:	/s/ Ying Luo
Name: Ying Luo
Title: CEO

[Signature Page to Asset Purchase Agreement]